    As filed with the Securities and Exchange Commission on August 23, 1999.
                                                         Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                       on
                Form S-1        --------------          Form S-3

      TEXAS PERMIAN ROYALTY TRUST              CROSS TIMBERS OIL COMPANY
    (Exact name of co-registrant as         (Exact name of co-registrant as
       specified in its charter)               specified in its charter)


 A Delaware business trust to be formed                 Delaware
    (State or other jurisdiction of         (State or other jurisdiction of
     incorporation or organization)          incorporation or organization)



                  1311                                 75-2347769
      (Primary standard industrial        (I.R.S. Employer Identification No.)
      classification code number)
                                             810 Houston Street, Suite 2000
                                                Fort Worth, Texas 76102
               75-6550482                            (817) 870-2800
  (I.R.S. Employer Identification No.)     (Address, including zip code, and
                                                       telephone
                                            number, including area code, of
     810 Houston Street, Suite 2000         registrant's principal executive
        Fort Worth, Texas 76102                         offices)
             (817) 870-2800
   (Address, including zip code, and                 Bob R. Simpson
               telephone                     810 Houston Street, Suite 2000
    number, including area code, of             Fort Worth, Texas 76102
    registrant's principal executive                 (817) 870-2800
                offices)                (Name, address, including zip code, and
                                         telephone number, including area code,
                                                           of
        Frank G. McDonald, Esq.                    agent for service)
     810 Houston Street, Suite 2000
        Fort Worth, Texas 76102
             (817) 870-2800
(Name, address, including zip code, and
 telephone number, including area code,
                   of
           agent for service)
                                --------------
                                   Copies to:
       F. Richard Bernasek, Esq.                 James M. Prince, Esq.
      Kelly, Hart & Hallman, P.C.                Andrews & Kurth L.L.P.
      201 Main Street, Suite 2500                600 Travis, Suite 4200
        Fort Worth, Texas 76102                   Houston, Texas 77002
             (817) 332-2500                          (713) 220-4300
                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Title of Each Class of           Proposed Maximum          Amount of
  Securities to Be Registered    Aggregate Offering Price(1) Registration Fee
-----------------------------------------------------------------------------
Units of Beneficial Interest in
 Texas Permian Royalty Trust...         $126,500,000              $35,167
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to Completion. Dated August 23, 1999.

                          Texas Permian Royalty Trust

                             10,000,000 Trust Units

                                  -----------

  This is an initial public offering of units of beneficial interest in the Texas Permian Royalty Trust. Cross Timbers Oil Company has formed the trust and is offering all of the trust units to be sold in this offering, and Cross Timbers will receive all proceeds from the offering. The trust will not receive any proceeds from the offering.

  There is currently no public market for the trust units. Cross Timbers
expects that the public offering price will be between $   and $   per trust
unit. Cross Timbers will apply to list the trust units on the New York Stock Exchange under the symbol "TPT".

  The Trust Units. Trust units are units of beneficial ownership of the trust and represent undivided interests in the trust. They do not represent any interest in Cross Timbers.

  The Trust. The trust owns net profits interests in oil and natural gas producing properties primarily located in the Permian Basin of Texas and New Mexico. The net profits interests entitle the trust to receive 80% of the net proceeds from the sale of production from these oil and natural gas properties owned by Cross Timbers.

  The Trust Unitholders. As a trust unitholder, you will receive monthly distributions of cash that the trust receives for its net profits interests from the sale of oil and natural gas produced from the underlying properties.

  See "Risk Factors" beginning on page 11 to read about certain information you should consider before purchasing trust units.

                                  -----------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                                                    Per
                                                                   Trust
                                                                   Unit  Total
                                                                   ----- ------
Initial public offering price..................................... $     $
Underwriting discount............................................. $     $
Proceeds, before expenses, to Cross Timbers....................... $     $

  The underwriters may, under certain circumstances, purchase from Cross Timbers up to an additional 1,500,000 trust units at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the trust units against payment in New
York, New York on      , 1999.

Goldman, Sachs & Co.
                                                                Lehman Brothers
          Banc of America Securities LLC
                      Dain Rauscher Wessels
                       a division of Dain Rauscher Incorporated
                                                            Salomon Smith Barney

                                  -----------

                         Prospectus dated      , 1999.

   [MAP SHOWING GENERAL LOCATION OF THE UNDERLYING PROPERTIES APPEARS HERE]

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and notes to those statements. You will find definitions for terms relating to the oil and natural gas business in "Glossary of Certain Oil and Natural Gas Terms." Miller and Lents, Ltd., an independent engineering firm, provided the estimates of proved oil and natural gas reserves at June 30, 1999 included in this prospectus. These estimates are contained in summaries by Miller and Lents of the reserve reports as of June 30, 1999, for the underlying properties described below and for the net profits interests in the underlying properties held by the trust. These summaries are located at the back of this prospectus as Exhibits A and B and are referred to in the prospectus as the reserve report.

                          Texas Permian Royalty Trust

   Texas Permian Royalty Trust was formed in September 1999 by Cross Timbers Oil Company. Cross Timbers conveyed to the trust net profits interests in oil and natural gas producing properties located primarily in Texas. We refer to Cross Timbers' interests in these properties as the underlying properties.

   The net profits interests entitle the trust to receive 80% of net proceeds from the sale of oil and natural gas from the underlying properties. Each month Cross Timbers will collect cash received from the sale of production and deduct property and production taxes, development and production costs and overhead.

   Net proceeds payable to the trust depend upon production quantities, sales prices of oil and natural gas and costs to develop and produce the oil and natural gas. If at any time costs should exceed gross proceeds, neither the trust nor the trust unitholders would be liable for the excess costs. However, the trust would not receive any net proceeds until future net proceeds exceed the total of those excess costs, plus interest at the prime rate.

   Cross Timbers calculates the net proceeds from the underlying properties separately for Texas and New Mexico, the states where they are located. Any excess costs for underlying properties in one state will not reduce net proceeds calculated for properties in the other state.

   Cross Timbers does not expect future production costs for the underlying properties to change significantly as compared to recent historical costs. It expects the level of development costs to decline significantly from recent historical amounts.

   The trust will make monthly distributions of substantially all of its income to holders of its trust units. On your federal income tax returns, you will be required to include your proportionate share of trust income. In addition, you will be entitled to claim deductions for depletion relating to production from the underlying properties and for your share of trust administrative expense. The deductions will permit you to defer taxes on a significant portion of the income you receive from the trust.

 Cross Timbers' Ownership Interests in the Trust and the Underlying Properties

   Cross Timbers' interests in the underlying properties are predominantly "working interests," which require it to bear the costs of exploration, production and development.

   Cross Timbers' retained interest in the underlying properties entitles it to retain all proceeds from production after deducting the 80% of net proceeds payable to the trust. Effectively, this entitles Cross Timbers to 20% of the net proceeds from production. Cross Timbers believes that a 20% ownership interest will provide incentive to operate and develop the underlying properties in an efficient and cost-effective manner. Cross Timbers is under no obligation to continue to own the underlying properties, but currently intends to do so.

   Cross Timbers may, at any time prior to November 30, 1999, convey additional net profits interests to the trust in exchange for additional trust units. Any additional net profits interests conveyed must relate to additional working interests acquired by Cross Timbers in the same oil and natural gas properties as the underlying properties. The number of trust units issued will be based on the amount of discounted future net revenues from proved reserves added to the trust's net profits interests as the result of the conveyance. Cross Timbers could acquire a maximum of 3,000,000 additional trust units in exchange for additional net profits interests.

   The following chart shows the relationship of Cross Timbers, the trust and the public trust unitholders after this offering, assuming no exercise of the underwriters' over-allotment option and no issuance of additional trust units. Cross Timbers in the future may sell some or all of its retained trust units or its interests in the underlying properties.

  [FLOW CHART SHOWING THE RELATIONSHIP AMONG CROSS TIMBERS, THE TRUST AND THE
                     PUBLIC TRUST UNITHOLDERS APPEARS HERE]

   Management of Cross Timbers has been involved in the formation of four publicly traded royalty trusts. The trusts are the Hugoton Royalty Trust formed in 1998, the Cross Timbers Royalty Trust formed in 1991 and the Permian Basin Royalty Trust and the San Juan Basin Royalty Trust both formed in 1980. Cross Timbers may form additional royalty trusts with other properties. It also may in the future dispose of some or all of the trust units of the Texas Permian Royalty Trust or any of the other royalty trusts. See "Risk Factors--Cross Timbers' Disposal of Its Remaining Trust Units May Temporarily Reduce the Trust Unit Market Price."

                           The Underlying Properties

   The underlying properties are primarily located in the Permian Basin, one of the best known and most prolific oil and natural gas producing areas in the United States. As of June 30, 1999, proved reserves of the underlying properties were estimated at approximately 55 million BOE in the reserve report. Approximately 90% of the proved reserves are located in Texas, and 10% are located in New Mexico. There are four major oil producing areas and one major natural gas producing area in the underlying properties. These areas are characterized by wells with low rates of annual decline in production and low production costs. Wells in these areas have been producing for many years, in some cases since the 1920s. Reserve estimates for properties with long production histories are generally more reliable than estimates for properties with short histories.

Producing Area

   The underlying properties are predominantly oil producing properties located in the Permian Basin of West Texas and eastern New Mexico. Most of the oil production associated with these properties is in Andrews, Gaines, Terry and Yoakum counties, four contiguous Texas counties on the New Mexico border. Additional significant properties are located directly across the border in Lea County, New Mexico. Most of the natural gas production is in Crockett County, Texas, in the southwest portion of the Permian Basin.

   The Permian Basin covers over 100,000 square miles. Oil was first discovered there in 1921. More than 4,000 oil deposits and about 1,000 natural gas deposits have been discovered there with total cumulative production of 39 billion BOE. It is one of the largest oil producing regions in the U.S.

   Most of the large oil reservoirs in the Permian Basin are being waterflooded, a secondary recovery technique that introduces water into the producing reservoir to help push more oil from the reservoir. The Basin has also been a major area for other advanced discovery and recovery techniques such as 3-D seismic, horizontal drilling and carbon dioxide flooding. The underlying properties in the Permian Basin generally produce from depths from 5,000 feet to 11,000 feet. The geology of the Basin is complex, with many layered reservoirs. Some of the more prolific producing formations in the Basin include the Glorieta, Clearfork, Pennsylvania, Wolfcamp, Devonian and San Andres.

Long Life of Properties

   The average productive life of proved reserves of the underlying properties is relatively long compared to the average life of domestic proved reserves. The productive lives of producing oil and natural gas properties are often compared using their reserve-to-production index. This index is calculated by dividing total estimated proved reserves of the property by annual production for the prior 12 months. The reserve-to-production index for the underlying properties at June 30, 1999 was 14 years. This compares favorably to an average index of 9.2 years for U.S. oil and natural gas properties of publicly reporting companies at year-end 1997. Because production rates naturally decline over time, the index is not a useful estimate of how long properties should economically produce. Based on the reserve report, economic production from the underlying properties is expected for at least 35 more years.

High Percentage of Proved Developed Reserves

   Proved developed reserves are the most valuable and lowest risk category of reserves because their production requires no significant future development costs. Proved developed reserves represent approximately 81% of the discounted present value of estimated future net revenues from the underlying properties.

Control of Operations

   The right to operate an oil and natural gas lease is important because the operator controls the timing and amount of discretionary expenditures for operational and development activities. Cross Timbers operates approximately 80% of the underlying properties, based on the discounted present value of estimated future net revenues.

History of Low Cost Reserve Additions

   Cross Timbers has a record of successfully adding reserves to the underlying properties through development at costs substantially below the industry average. Over the three and one-half years ended June 30, 1999, 22.8 million BOE of proved reserves were added, or 170% of production, at a cost of $3.09 per BOE. For publicly reporting companies in the United States, the average industry cost of finding and developing oil and natural gas reserves from 1995 through 1997 was $6.90 per BOE. Cross Timbers intends to reduce development expenditures for the underlying properties to an average of approximately $8 million per year for the next four years, compared to an average of $22.5 million per year for the three years ended December 31, 1998. Therefore, Cross Timbers expects that reserve additions over the next four years will decline. It believes, however, that its historical cost per BOE of reserves added to the underlying properties should be a good indicator of its ability to add reserves at low costs in the future.

   Over the last three and one-half years, proved reserve additions on existing wells on the underlying properties included net upward revisions of 3.3 million BOE. These upward revisions were due to better than projected production performance and development results, reduced production costs, increased oil and natural gas prices in some years, gathering system improvements and improved technology. Cross Timbers believes that the underlying properties will experience reserve additions in the future, but cannot assure you that this will occur.

Effect of Planned Development Program

   The underlying properties are Cross Timbers' undivided interests in oil and natural gas leases and the production from existing and future wells on those leases. If Cross Timbers successfully drills additional wells on acreage covered by these leases or successfully conducts other development activities, those activities will enhance production from the underlying properties. The trust will benefit from increased production, net of 80% of the related development costs which will be deducted from net proceeds as they are paid.

   Without development projects, the underlying properties would typically experience a 9% to 10% annual decline in production. The planned development expenditures included in the reserve report are expected to reduce the natural rate of decline in production to approximately 3% to 4% per year.

Additional Development Opportunities

   Cross Timbers believes that the underlying properties will offer economic development projects that are not included in existing proved reserves. These additional development opportunities could significantly increase production and proved reserves and offset the normal rate of decline.

   Costs per BOE associated with reserves added through additional development projects are expected to be in line with historical costs. Costs will be deducted from the net profits interests as they are paid and will lower monthly distributions. Cross Timbers expects production from these projects to increase subsequent distributions.

   Additional development opportunities on the underlying properties include:

  . performing mechanical and chemical treatments to stimulate production rates;

  .  opening new producing zones in existing wells;

  .  deepening existing wells to new producing zones; and

  .  drilling additional wells, including horizontal wells.

   Cross Timbers believes that these additional development opportunities will be implemented on the underlying properties over a period of years. Cross Timbers expects annual development costs will continue to average approximately $8 million for the four years beginning in 2000. Actual development costs incurred during that period and subsequent years, however, will depend on results of ongoing development activities, oil and natural gas prices and expected rates of return.

   Cross Timbers may face conflicts of interest in allocating its resources between additional development of the underlying properties and development of other oil and natural gas properties that it now owns or may own in the future. Cross Timbers allocates resources for development based on expected rates of return. The underlying properties have historically provided attractive rates of return on development projects compared to Cross Timbers' other properties and are expected to continue to do so in the future.

                                Proved Reserves

   Based on the reserve report as of June 30, 1999, estimated proved reserves of the underlying properties are approximately 69% oil and 31% natural gas on a BOE basis. The following table provides estimated proved oil and natural gas reserves, and undiscounted and discounted estimated future net revenues, for the underlying properties and the net profits interests. Proved reserves in the table are based on oil and natural gas prices realized by Cross Timbers as of June 30, 1999, which were $17.95 per Bbl of oil and $2.24 per Mcf of natural gas. Oil equivalents in the table are the sum of the Bbls of oil and the BOE of the stated Mcf of natural gas, calculated on the basis that one Bbl of oil is the energy equivalent of six Mcf of natural gas. The amounts of estimated future net revenues from proved reserves shown in the table are before income taxes. Discounted future net revenues are based on a discount rate of 10%, which is the rate required by the Securities and Exchange Commission. Reserve estimates are subject to revision.

                                                           Estimated Future
                                                           Net Revenues from
                                  Proved Reserves           Proved Reserves
                            --------------------------- -----------------------
                                    Natural     Oil
                              Oil     Gas   Equivalents
                            (MBbls) (MMcf)    (MBOE)    Undiscounted Discounted
                            ------- ------- ----------- ------------ ----------
                                                         (in thousands, except
                                                            per unit data)
Underlying properties
 (100%):
  Texas...................  35,103   87,741   49,727      $444,285    $225,971
  New Mexico..............   2,993   13,321    5,213        47,778      25,625
                            ------  -------   ------      --------    --------
    Total.................  38,096  101,062   54,940      $492,063    $251,596
                            ======  =======   ======      ========    ========
Underlying properties
 (80%)....................  30,477   80,850   43,952      $393,650    $201,277
                            ======  =======   ======      ========    ========
Net profits interests(a)..  17,569   46,633   25,341      $393,650    $201,277
                            ======  =======   ======      ========    ========
Per trust unit............     --       --       --       $  15.75    $   8.05
                            ======  =======   ======      ========    ========

--------
(a) Proved reserves for the net profits interests owned by the trust are calculated by subtracting from 80% of proved reserves of the underlying properties, reserve quantities of a sufficient value to pay 80% of the future estimated costs, before overhead and trust administrative expenses, that are deducted in calculating net proceeds. Overhead was $3.9 million in 1998, and trust administrative expenses are expected to be approximately $300,000 per year. Accordingly, proved reserves for the net profits interests reflect quantities that are calculated after reductions for future costs and expenses based on price and cost assumptions used in the reserve estimates.

               Historical Results from the Underlying Properties

   The following table provides oil and natural gas sales volumes, average sales prices, revenues, direct operating expenses, development costs and overhead relating to the underlying properties for 1996, 1997 and 1998 and for each of the six month periods ended June 30, 1998 and 1999. The complete statements of revenues and direct operating expenses of the underlying properties for the years ended December 31, 1996, 1997 and 1998 (audited) and for each of the six month periods ended June 30, 1998 and 1999 (unaudited) are included in this prospectus beginning on page F-2.

                                                                  Six Months
                                                                 Ended June 30
                                                                ---------------
                                         1996    1997    1998    1998    1999
                                        ------- ------- ------- ------- -------
                                         (in thousands, except per unit data)
Sales Volumes:
  Oil (Bbls)...........................   2,404   2,827   2,859   1,530   1,386
  Natural gas (Mcf)....................   5,964   6,503   7,656   3,831   3,478
  BOE..................................   3,398   3,911   4,135   2,169   1,965
Average Prices:
  Oil (per Bbl)........................ $ 19.83 $ 18.31 $ 12.35 $ 13.01 $ 13.64
  Natural gas (per Mcf)................ $  2.38 $  2.62 $  2.05 $  2.12 $  1.93
Revenues:
  Oil sales............................ $47,663 $51,783 $35,316 $19,901 $18,898
  Natural gas sales....................  14,168  17,016  15,726   8,139   6,702
                                        ------- ------- ------- ------- -------
    Total..............................  61,831  68,799  51,042  28,040  25,600
                                        ------- ------- ------- ------- -------
Direct Operating Expenses:
  Production and property taxes and
   transportation......................   4,652   4,997   4,292   2,281   1,853
  Production expenses..................  15,377  15,597  15,842   7,159   7,018
                                        ------- ------- ------- ------- -------
    Total..............................  20,029  20,594  20,134   9,440   8,871
                                        ------- ------- ------- ------- -------
Excess of Revenues over Direct
 Operating Expenses.................... $41,802 $48,205 $30,908 $18,600 $16,729
                                        ======= ======= ======= ======= =======
Development costs...................... $13,612 $36,494 $17,403 $ 9,596 $ 2,899
Overhead............................... $ 3,127 $ 3,344 $ 3,852 $ 1,877 $ 1,952

     Projected Distributable Income For 12 Months Ending September 30, 2000

   The following table provides a projection of trust distributable income for the 12 months ending September 30, 2000. This projection assumes oil and natural gas sales volumes and development and production costs based upon the reserve report. The calculations assume realized prices of $18.65 per Bbl of oil and $2.50 per Mcf of natural gas, which equate to NYMEX prices of $20.00 per Bbl and $2.50 per Mcf. Overhead is based upon estimates by Cross Timbers. The projection was prepared by Cross Timbers as its reasonable estimate of distributable income for the 12 months ending September 30, 2000, on an accrual or production basis, based on these pricing assumptions and other assumptions that are described in "Projected Cash Distributions--Significant Assumptions Used to Prepare the Projected Distributable Income." The projection assumes Cross Timbers will not convey additional net profits interests to the trust in exchange for additional trust units. If the maximum 3,000,000 additional trust units were issued to Cross Timbers in exchange for additional net profits interests, the total cash distributions per trust unit would not significantly change from the amount shown in the projection. Because the projection is prepared on an accrual or production basis for the 12 months ending September 30, 2000, the projection represents an estimate of cash distributable income for December 1999 through November 2000. The projection and the assumptions on which they are based are subject to significant uncertainties, many of which are beyond the control of Cross Timbers or the trust. Actual comparable distributable income, therefore, could vary significantly based upon changes in any of these assumptions. Distributable income is particularly sensitive to oil and natural gas prices. See "Projected Cash Distributions--Sensitivity of Projected Cash Distributions to Oil and Natural Gas Prices" which shows estimated effects to distributable income from changes in oil and natural gas prices. As a result of typical production declines for oil and natural gas properties, production estimates generally decrease from year to year. Accordingly, the projected cash distributions are not necessarily indicative of distributions for future periods. Because payments to the trust will be generated by depleting assets, a portion of each distribution may represent a return of your original investment. See "Risk Factors--Trust Assets Are Depleting Assets. "

                                                              (in thousands,
                                                           except per unit data)
                                                           ---------------------
Underlying Properties
 Sales Volumes:
 Oil (Bbls)...............................................          2,758
 Natural gas (Mcf)........................................          6,566
 Assumed Realized Sales Price:
 Oil (per Bbl)............................................        $ 18.65
 Natural gas (per Mcf)....................................        $  2.50
Calculation of Distributable Income
 Revenues:
 Oil sales................................................        $51,430
 Natural gas sales........................................         16,415
                                                                  -------
   Total..................................................         67,845
                                                                  -------
 Costs:
 Production and property taxes and transportation.........          5,362
 Production expenses......................................         14,371
 Development costs........................................          8,223
 Overhead.................................................          4,300
                                                                  -------
   Total..................................................         32,256
                                                                  -------
Net proceeds..............................................         35,589
Net profits percentage....................................             80%
                                                                  -------
Trust royalty income......................................         28,471
Trust administrative expense..............................            300
                                                                  -------
Trust distributable income................................        $28,171
                                                                  =======

                                                              Cash Distribution
                                                             as a Percentage of
                                                     Amount  $  Trust Unit Price
                                                     ------  -------------------
Per Trust Unit (25,000,000 Trust Units):
 Total cash distributions..........................  $1.13
 Cost depletion tax deduction......................
                                                     -----
 Taxable income....................................
 Income tax rate...................................   39.6%
                                                     -----
 Income tax expense................................
                                                     =====
 Total cash distributions after tax................
                                                     =====

                                  The Offering

   Trust units offered by Cross
   Timbers..........................  10,000,000

   Trust units outstanding..........  25,000,000, of which 15,000,000 will be owned by Cross Timbers if the
                                      underwriters do not exercise their over-allotment option. Up to 3,000,000 additional trust units may be issued prior to November 30, 1999 if Cross Timbers conveys additional net profits interests to the trust.


   Use of proceeds..................  Cross Timbers will receive all net proceeds from this offering, which will
                                      be used to repay indebtedness under its
                                      revolving credit facility.

   NYSE symbol......................  TPT

                            Investing in Trust Units

     Investing in these trust units differs from investing in corporate stock in the following ways:

    . trust unitholders are not owed a fiduciary duty by Cross Timbers or, except as provided in the trust agreement, by the trustee;

    .  trust unitholders have limited voting rights;

    . trust unitholders are taxed directly on their proportionate share of trust net income;

    . trust unitholders are entitled to federal income tax depletion and trust administrative expense deductions;

    . substantially all trust income must be distributed to trust unitholders; and

    . trust assets are limited to the net profits interests which have a finite economic life.

                                  RISK FACTORS

Trust Distributions Will Be Sensitive to Changing Oil and Natural Gas Prices

   The trust's monthly cash distributions are highly dependent upon the prices realized from the sale of oil and, to a lesser extent, natural gas. Oil and natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and Cross Timbers. These factors include, among others:

  .  political conditions in the Middle East;

  .  worldwide economic conditions;

  .  weather conditions;

  .  the supply and price of foreign oil and natural gas;

  .  the level of consumer demand;

  .  the price and availability of alternative fuels;

  .  the proximity to, and capacity of, transportation facilities; and

  .  the effect of worldwide energy conservation measures.

Moreover, government regulations, such as regulation of natural gas transportation and price controls, can affect product prices in the long term.

   Lower oil and natural gas prices may reduce the amount of oil and natural gas that is economic to produce and will reduce net profits available to the trust. The volatility of energy prices reduces the accuracy of estimates of future cash distributions to trust unitholders.

   Oil prices were depressed in 1998 because of reduced demand created by the Asian economic downturn without a corresponding decrease in oil production. In the first half of 1999, oil prices began a recovery as OPEC member countries curtailed production. The timing of an increase in oil demand and the ability of OPEC to continue lower export levels are uncertain.

Trust Distributions Are Affected by Production and Development Costs

   Production and development costs on the underlying properties are deducted in the calculation of the trust's share of net proceeds. Accordingly, higher or lower production and development costs, without concurrent increases in revenues, will directly decrease or increase the amount received by the trust for its net profits interests. For a summary of these costs for the last three and one-half years, see "The Underlying Properties--Historical Results from the Underlying Properties."

   If development and production costs of underlying properties located in a particular state exceed the proceeds of production from the properties, the trust will not receive net proceeds for those properties until future proceeds from production in that state exceed the total of the excess costs plus accrued interest during the deficit period. Development activities may not generate sufficient additional revenue to repay the costs.

Trust Reserve Estimates Are Uncertain

   The value of the trust units will depend upon, among other things, the reserves attributable to the trust's net profits interests. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

  . historical production from the area compared with production rates from similar producing areas;

  .  the assumed effect of governmental regulation; and

  . assumptions about future commodity prices, production and development costs, severance and excise taxes, and capital expenditures.

Changes in these assumptions can materially change reserve estimates.

   The trust's reserve quantities and revenues are based on estimates of reserves and revenues for the underlying properties. The method of allocating a portion of those reserves to the trust is complicated because the trust holds an interest in net profits and does not own a specific percentage of the oil and natural gas reserves. See "The Underlying Properties--Oil and Natural Gas Reserves" for a discussion of the method of allocating proved reserves to the trust.

Production Risks Can Adversely Affect Trust Distributions

   The occurrence of drilling, production or transportation accidents at any of the underlying properties will reduce trust distributions by the amount of uninsured costs. These accidents may result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any uninsured costs would be deducted as a production cost in calculating net proceeds payable to the trust.

The Trust Does Not Control Operations and Development

   Neither the trustee nor the trust unitholders can influence or control the operation or future development of the underlying properties. Cross Timbers is unable to significantly influence the operations or future development of the underlying properties that it does not operate.

   The current operators of the underlying properties, including Cross Timbers, are under no obligation to continue operating the properties. Cross Timbers can sell any of the underlying properties that it operates and relinquish the ability to control or influence operations. Neither the trustee nor trust unitholders have the right to replace an operator.

Cross Timbers May Transfer or Abandon Underlying Properties

   Although it has no current intention of selling any of the underlying properties, Cross Timbers may at any time transfer all or part of the underlying properties. You will not be entitled to vote on any transfer, and the trust will not receive any proceeds of the transfer. Following any significant transfer, the underlying properties will continue to be subject to the net profits interests of the trust, but the net proceeds from the transferred property would be calculated separately and paid by the transferee. The transferee would be responsible for all of Cross Timbers' obligations relating to calculating, reporting and paying to the trust 80% of net profits on that portion of the underlying properties, and Cross Timbers would have no continuing obligation to the trust for those properties.

   Cross Timbers or any transferee may abandon any well or property if it reasonably believes that the well or property can no longer produce in commercially economic quantities. This could result in termination of the net profits interest relating to the abandoned well.

Net Profits Interests Can Be Sold or the Trust May Be Terminated

   The trustee must sell the net profits interests if the holders of 80% or more of the trust units approve the sale or vote to dissolve the trust. The trustee must also sell the net profits interests if the annual gross proceeds from the underlying properties are less than $1 million for each of two consecutive years after 2000. Sale of all the net profits interests will dissolve the trust. The net proceeds of any sale will be distributed to the trust unitholders.

Cross Timbers' Disposal of Trust Units May Temporarily Reduce the Trust Unit Market Price

   Cross Timbers currently owns 25,000,000 (100%) of the trust units and will sell 10,000,000 (40%) of the trust units in this offering, or 11,500,000 (46%) if the underwriters' over-allotment option is exercised in full. In addition, Cross Timbers has the right, prior to November 30, 1999, to acquire up to 3,000,000 additional trust units in exchange for its conveying additional net profits interests to the trust. Cross Timbers has granted options to its executive officers to purchase $12 million of its retained trust units at the initial public offering price. It may use some or all of the remaining trust units it owns for a number of corporate purposes, including:

  .  selling them for cash; and

  . exchanging them for interests in oil and natural gas properties or securities of oil and natural gas companies.

   If Cross Timbers sells additional trust units or exchanges trust units in connection with acquisitions or if Cross Timbers executives acquire trust units upon exercise of options, then additional trust units will be available for sale in the market. Although Cross Timbers expects these additional trust units will increase market liquidity, the sale of additional trust units may also temporarily reduce the market price of the trust units. See "Selling Trust Unitholder."

Cross Timbers May Enter Into Contracts that Are Not Negotiated in Arm's-Length Transactions

   Cross Timbers and some of its affiliates receive payments under existing contracts for services relating to the underlying properties. These payments to Cross Timbers and its affiliates will be deducted in determining net proceeds payable to the trust and will reduce the amounts available for distribution to the trust unitholders. These payments will include:

  . reimbursements to Cross Timbers for production and development costs to operate wells;

  . payments to Cross Timbers affiliates for marketing services, from which Cross Timbers expects to net approximately $100,000 in 2000; and

  . overhead fees to operate the underlying properties, including engineering, accounting and administrative functions, which Cross Timbers expects will be approximately $4.3 million in 2000.

   In addition to providing services, Cross Timbers affiliates purchase production from the underlying properties. Approximately 56% of natural gas production from the underlying properties for 1998 was sold to Cross Timbers affiliates.

   Cross Timbers believes that the terms of these contracts are competitive with those that could be obtained from unrelated third parties. Cross Timbers is permitted under the conveyances creating the net profits interests to enter into new marketing contracts without any negotiations or other involvement by independent third parties. Provisions in the conveyances, however, require that:

  . future contracts with affiliates relating to marketing of oil and natural gas cannot materially exceed charges prevailing in the area for similar services; and

  . future oil and natural gas sales contracts with affiliates must provide that the affiliates retain not more than 2% of the proceeds from the sale of production by the affiliates.

Cross Timbers May Have Interests That Are Different From Yours

   Because Cross Timbers has interests in oil and natural gas properties not included in the trust, Cross Timbers may have interests that are different from yours. For example,

  . in setting budgets for development and production expenditures for Cross Timbers' properties, including the underlying properties, Cross Timbers may make decisions that could adversely affect future production from the underlying properties; these decisions could include reducing development expenditures on underlying properties, which could cause oil and natural gas production to decline at a faster rate and result in lower future trust distributions;

  . Cross Timbers could continue to operate an underlying property and continue to earn an overhead fee even though abandonment of the property might result in more net profits being available to trust unitholders; and

  . Cross Timbers could decide to sell or abandon some or all of the underlying properties, and that decision may not be in the best interests of the trust unitholders; for example, Cross Timbers might sell some or all of the underlying properties to a third party who could reduce development expenditures on those properties, or Cross Timbers might abandon a marginal well that otherwise would continue to produce a net profit to the trust.

   Except for specified matters that require approval of the trust unitholders described in "Description of the Trust Agreement," the documents governing the trust do not provide a mechanism for resolving these conflicting interests.

Trust Unitholders Will Have Limited Voting Rights

   Your voting rights as a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee.

   Additionally, trust unitholders have no voting rights in Cross Timbers and therefore will have no ability to influence its operations of the underlying properties.

Trust Unitholders Will Have Limited Ability to Enforce Rights

   The trust agreement and related trust law permit the trustee and the trust to sue Cross Timbers or any other future owner of the underlying properties to compel it to fulfill the terms of the conveyance of the net profits interests. If the trustee does not take appropriate action to enforce provisions of the net profits interests, your recourse as a trust unitholder would likely be limited to bringing a lawsuit against the trustee to compel the trustee to take specified actions. You probably would not be able to sue Cross Timbers or any future owner of the underlying properties.

Limited Liability of Trust Unitholders Is Uncertain

   Under Delaware law, trust unitholders have the same limitation on personal liability as provided to stockholders of a Delaware corporation for profit. It is not clear, however, whether a Texas court would give effect to this limitation. If the limitation is not given effect, it is not clear whether a Texas court would hold a trust unitholder personally liable for the trust's liabilities if those liabilities exceeded the value of the trust's assets.

   Cross Timbers believes it is highly unlikely the trust could incur such excess liabilities. As a royalty interest, the trust's net profit interest is generally not subject to operational and environmental liabilities and obligations. The trust conducts no active business that would give rise to other business liabilities. The trustee has limited ability to incur obligations on behalf of the trust. The trustee must ensure that all contractual liabilities of the trust are limited to claims against the assets of the trust. The trustee will be liable for its failure to do so.

Cross Timbers' Liability to the Trust Is Limited

   The net profits interest conveyances provide that Cross Timbers will not be liable to the trust for performing its duties in operating the underlying properties as long as it acts in good faith.

Trust Assets Are Depleting Assets

   The net proceeds payable to the trust are derived from the sale of depleting assets. Accordingly, the portion of the distributions to trust unitholders attributable to depletion may be considered a return of capital. The reduction in proved reserve quantities is a common measure of the depletion. Future maintenance and development projects on the underlying properties will affect the quantity of proved reserves. The timing and size of these projects will depend on the market prices of oil and natural gas. If operators of the properties do not implement additional maintenance and development projects, the future rate of production decline of proved reserves may be higher than the rate currently expected by Cross Timbers. For federal income tax purposes,
depletion is reflected as a deduction, which is anticipated to be $   per trust
unit in 2000, based on a trust unit purchase price of $ . See "Federal Income Tax Consequences--Royalty Income and Depletion."

                           FORWARD-LOOKING STATEMENTS

   Some statements made by Cross Timbers in this prospectus under "Projected Cash Distributions," statements pertaining to future development activities and costs, and other statements contained in this prospectus are prospective and constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The most significant risks, uncertainties and other factors are discussed under "Risk Factors" above.

                                USE OF PROCEEDS

   The trust will not receive any proceeds from the sale of the trust units. Cross Timbers will receive all proceeds from the sale of trust units after deducting underwriting discounts and costs of the offering paid by Cross
Timbers. The net proceeds will be approximately $   million and will increase
to $   million if the underwriters exercise their over-allotment option in full. Cross Timbers intends to apply the net proceeds from the offering to repay outstanding indebtedness under its bank revolving credit facility. The facility bears interest at a floating rate, currently 6.4%, and matures on June 30, 2003. Cross Timbers incurred its bank debt to finance recent acquisitions of oil and natural gas producing properties, purchases of equity securities of other energy companies, repurchases of Cross Timbers common stock, and development expenditures.

                                 CROSS TIMBERS

   Cross Timbers Oil Company is a leading United States independent energy company. It engages in the acquisition, development and exploration of oil and natural gas properties, and in the production, processing, marketing and transportation of oil and natural gas in the United States. Cross Timbers organized the trust in September 1999 and conveyed the net profits interests to the trust effective September 1, 1999 in exchange for all of the trust units. Cross Timbers continues to own the underlying properties from which the net profits interests were conveyed.

   Management of Cross Timbers has been involved in the formation of four publicly traded royalty trusts. The trusts are the Hugoton Royalty Trust formed in 1998, the Cross Timbers Royalty Trust formed in 1992 and the Permian Basin Royalty Trust and the San Juan Basin Royalty Trust both formed in 1980. Cross Timbers may form additional royalty trusts with other properties. It may in the future dispose of some or all of the trust units of the Texas Permian Royalty Trust or any of the other royalty trusts. See "Risk Factors--Cross Timbers' Disposal of Its Remaining Trust Units May Temporarily Reduce the Trust Unit Market Price." Cross Timbers has granted to its executive officers options to purchase up to $12 million of its retained trust units at the initial public offering price. The executive officers will not be entitled to receive any trust distributions until their options are exercised.

                                   THE TRUST

   The trust is a statutory business trust created under the Delaware Business Trust Act. In connection with the formation of the trust, Cross Timbers conveyed to the trust the net profits interests covering the underlying properties in exchange for all 25,000,000 of the trust units effective September 1, 1999.

   The trustee can authorize the trust to borrow money to pay trust administrative or incidental expenses that exceed cash held by the trust. The trustee may authorize the trust to borrow from the trustee as a lender. Because the trustee is a fiduciary, the terms of the loan must be fair to the trust unitholders. The trustee may also deposit funds awaiting distribution in an account with itself, if the interest paid to the trust at least equals amounts paid by the trustee on similar deposits.

   The trust will pay the trustee a fee of approximately $30,000 per year and a fee of $7,500 for services to terminate the trust. The trust will also incur legal, accounting and engineering fees, printing costs and other expenses that are deducted from the 80% of net proceeds received by the trust before distributions are made to trust unitholders.

                          PROJECTED CASH DISTRIBUTIONS

   Cross Timbers created the net profits interests through separate conveyances to the trust of 80% net profits interests carved from Cross Timbers' interests in properties in Texas and New Mexico. The net profits interests entitle the trust to receive 80% of the net proceeds from the sale of oil and natural gas attributable to the underlying properties. Net proceeds equal the gross proceeds received by Cross Timbers from the sale of production less property and production taxes, overhead fees and production and development costs. For a more detailed description of net proceeds, see "Computation of Net Proceeds."

   The amount of trust revenues and cash distributions to trust unitholders will depend on:

  .  oil prices and, to a lesser extent, natural gas prices;

  .  the volume of oil and natural gas produced and sold; and

  .  production, development and other costs.

     Projected Distributable Income For 12 Months Ending September 30, 2000

   The following table provides a projection of trust distributable income for the 12 months ending September 30, 2000. This projection assumes oil and natural gas sales volumes and development and production costs based upon the reserve report. The calculations assume realized prices of $18.65 per Bbl of oil and $2.50 per Mcf of natural gas, which equate to NYMEX prices of $20.00 per Bbl and $2.50 per Mcf. Overhead is based upon estimates by Cross Timbers. The projection was prepared by Cross Timbers as its reasonable estimate of distributable income for the 12 months ending September 30, 2000, on an accrual or production basis, based on these pricing assumptions and other assumptions that are described in "Projected Cash Distributions--Significant Assumptions Used to Prepare the Projected Distributable Income." The projection assumes Cross Timbers will not convey additional net profits interests to the trust in exchange for additional trust units. If the maximum 3,000,000 additional trust units were issued to Cross Timbers in exchange for additional net profits interests, the total cash distributions per trust unit would not significantly change from the amount shown in the projection. Because the projection is prepared on an accrual or production basis for the 12 months ending September 30, 2000, the projection represents an estimate of cash distributable income for December 1999 through November 2000. The projection and the assumptions on which they are based are subject to significant uncertainties, many of which are beyond the control of Cross Timbers or the trust. Actual comparable distributable income, therefore, could vary significantly based upon changes in any of these assumptions. Distributable income is particularly sensitive to oil and natural gas prices. See "Projected Cash Distributions--Sensitivity of Projected Cash Distributions to Oil and Natural Gas Prices" which shows estimated effects to distributable income from changes in oil and natural gas prices. As a result of typical production declines for oil and natural gas properties, production estimates generally decrease from year to year. Accordingly, the projected cash distributions are not necessarily indicative of distributions for future periods. Because payments to the trust will be generated by depleting assets, a portion of each distribution may represent a return of your original investment. See "Risk Factors--Trust Assets Are Depleting Assets."

                                           (in thousands,
                                           except per unit
                                                data)
Underlying Properties
  Sales Volumes:
    Oil (Bbls)............................       2,758
    Natural gas (Mcf).....................       6,566
  Assumed Realized Sales Price:
    Oil (per Bbl).........................     $ 18.65
    Natural gas (per Mcf).................     $  2.50
Calculation of Distributable Income
  Revenues:
    Oil sales.............................     $51,430
    Natural gas sales.....................      16,415
                                               -------
      Total...............................      67,845
                                               -------
  Costs:
    Production and property taxes and
     transportation.......................       5,362
    Production expenses...................      14,371
    Development costs.....................       8,223
    Overhead..............................       4,300
                                               -------
      Total...............................      32,256
                                               -------
Net proceeds..............................      35,589
Net profits percentage....................          80%
                                               -------
Trust royalty income......................      28,471
Trust administrative expense..............         300
                                               -------
Trust distributable income................     $28,171
                                               =======
                                                            Cash Distribution
                                                            as a Percentage of
                                               Amount      $   Trust Unit Price
                                           --------------- --------------------
Per Trust Unit (25,000,000 Trust Units):
    Total cash distributions..............     $  1.13
    Cost depletion tax deduction..........
                                               -------
    Taxable income........................
    Income tax rate.......................        39.6%
                                               -------
    Income tax expense....................
                                               -------
    Total cash distributions after tax....
                                               =======

Sensitivity of Projected Cash Distributions to Oil and Natural Gas Prices

   Cross Timbers prepared the following unaudited tables, which demonstrate the estimated effect that changes in the prices for oil and natural gas could have on trust distributions. The following tables show:

  . the projected cash distributions per trust unit for the 12 months ending September 2000 on the accrual or production basis;

  . the resulting projected cash distributions per trust unit as a percentage of the purchase price of the trust unit; and

  . the resulting projected cash distributions per trust unit as a percentage of the purchase price of the trust unit, after payment of all federal income tax, net of available deductions, at the highest individual tax rate of 39.6%.

   See "Computation of Net Proceeds--Net Profits Interests."

   THE TABLES ARE NOT A PROJECTION OR FORECAST OF THE ACTUAL OR ESTIMATED RESULTS FROM AN INVESTMENT IN THE TRUST UNITS. THE PURPOSE OF THE TABLES IS TO ILLUSTRATE THE SENSITIVITY OF CASH DISTRIBUTIONS AND CASH DISTRIBUTIONS AS A PERCENTAGE OF TRUST UNIT PURCHASE PRICE TO CHANGES IN THE PRICES OF OIL AND NATURAL GAS. THERE IS NO ASSURANCE THAT THE ASSUMPTIONS DESCRIBED BELOW WILL ACTUALLY OCCUR OR THAT THE PRICES OF OIL OR NATURAL GAS WILL NOT CHANGE BY AMOUNTS DIFFERENT FROM THOSE SHOWN IN THE TABLES.

   Due to the seasonal demand for oil and natural gas, the amount of monthly cash distributions from the trust is expected to vary during the year. Month-to-month distributions will also vary based on the timing of development expenditures and the net proceeds, if any, generated by development projects.

    Sensitivity of Projected Twelve Months Cash Distributions Per Trust Unit

                                                        NYMEX and Realized
                                                     Natural Gas Price per Mcf
   NYMEX Oil Price Realized Oil Price              -----------------------------
        per Bbl       per Bbl                      $1.50 $2.00 $2.50 $3.00 $3.50
   --------------- ------------------              ----- ----- ----- ----- -----
        $10.00     $ 8.65  ......................  $0.09 $0.19 $0.29 $0.38 $0.48
         15.00      13.65  ......................   0.51  0.61  0.71  0.80  0.90
         20.00      18.65  ......................   0.93  1.03  1.13  1.22  1.32
         25.00      23.65  ......................   1.35  1.45  1.55  1.64  1.74
         30.00      28.65  ......................   1.77  1.87  1.97  2.06  2.16

      Sensitivity of Projected Pre-Tax Cash Distributions as a Percentage
                           of Trust Unit Price of $

                                                        NYMEX and Realized
                                                     Natural Gas Price per Mcf
                                                   -----------------------------
   NYMEX Oil Price Realized Oil Price
     per Bbl          per Bbl                      $1.50 $2.00 $2.50 $3.00 $3.50
   --------------- ------------------              ----- ----- ----- ----- -----
     $10.00        $ 8.65  ......................
      15.00         13.65  ......................
      20.00         18.65  ......................
      25.00         23.65  ......................
      30.00         28.65  ......................

     Sensitivity of Projected After-Tax Cash Distributions as a Percentage
                           of Trust Unit Price of $

                                             NYMEX and Realized Natural Gas Price per Mcf
                                             ------------------------------------------------
   NYMEX Oil Price Realized Oil Price
     per Bbl          per Bbl                 $1.50     $2.00     $2.50     $3.00     $3.50
   --------------- ------------------        --------  --------  --------  --------  --------
   $10.00          $ 8.65  ................
    15.00           13.65   ...............
    20.00           18.65   ...............
    25.00           23.65   ...............
    30.00           28.65   ...............

Significant Assumptions Used to Prepare the Projected Distributable Income

   Timing of Actual Distributions. In preparing the projected distributable income and sensitivity tables above, the revenues and expenses of the trust were calculated based on the terms of the conveyances creating the trust's net profits interests. These calculations are described under "Computation of Net Proceeds," except that amounts for the projection and tables were calculated on an accrual or production basis rather than the cash basis prescribed by the conveyances. As a result, the proceeds for production for the final two months of 1999, and reflected in the projection and tables, will actually enter into the calculation of net proceeds to be received by the trust in 2000. Accordingly, the cash distributions attributable to estimated production represent projected cash distributable income from the trust for the period December 1999 through November 2000.

   Although the conveyance is effective September 1, 1999, no expenses incurred in September, other than production and property taxes and transportation costs, will be deducted in computing net proceeds.

   Production Estimates. Production estimates are based on the reserve report. The reserve report assumed constant prices at June 30, 1999, based on a NYMEX crude oil price of $19.29 ($17.95 realized) per Bbl and the weighted average wellhead natural gas price at June 30, 1999 of $2.24 per Mcf which was equivalent to the June 30, 1999 NYMEX price. Production from the underlying properties for the twelve months ending September 30, 2000 is estimated to be 2,758,000 Bbls of oil and 6,566,000 Mcf of natural gas. See "--Oil and Natural Gas Prices" below for a description of changes in production due to price variations. Differing levels of production will result in different levels of distributions and cash returns.

   Oil and Natural Gas Prices. Oil prices assumed in the projected distributable income estimate and shown in the tables are based on NYMEX oil prices. NYMEX prices are based upon West Texas Intermediate crude, a light, sweet oil of a particular gravity. These prices differ from the realized price received for production from the underlying properties, which takes into account gravity, quality and transportation and marketing costs. Differentials between NYMEX oil prices and the prices actually received for the oil production may vary significantly due to market conditions. In the above tables, $1.35 per barrel is subtracted from the NYMEX oil price for these adjustments. This deduction is based on the recent historical difference between the NYMEX oil price and the price received for production from the underlying properties.

   Natural gas prices assumed in the projected distributable income estimate and shown in the tables are based on NYMEX and realized prices for natural gas. The realized price is the price received for natural gas and natural gas liquids before deductions for transportation, marketing and gathering. The recent historical realized natural gas price has been approximately equal to the NYMEX price. However, if previously occurring location, quality and other differentials continue in the future, there may be more significant differences between the realized natural gas price and the NYMEX price.

   The adjustments to NYMEX oil prices applied in the above tables are based upon an analysis by Cross Timbers of the historic price differentials for production from the underlying properties with consideration given to gravity, quality and transportation and marketing costs that may affect these differentials in the future. There is no assurance that these assumed differentials will recur in the future.

   When oil and natural gas prices decline, the operators of the underlying properties may elect to reduce or completely suspend production. No adjustments have been made to estimated production for the twelve months ending September 30, 2000 to reflect potential reductions or suspensions of production.

   Production Expenses, Development Costs and Overhead. For the projected 12 months, Cross Timbers estimates production expenses to be $14.4 million, development costs to be $8.2 million and overhead to be $4.3 million. Overhead is the estimated fee for all properties operated by Cross Timbers that is deducted by Cross Timbers in calculating net proceeds. For a description of production expenses, development costs and overhead, see "Computation of Net Proceeds--Net Profits Interests."

   Administrative Expense. Trust administrative expense for the projected twelve months is assumed to be $300,000 ($0.012 per trust unit). See "The Trust."

   Projected After-Tax Cash Distributions as a Percentage of Trust Unit Price of $ . Because the net profits interests are a depleting asset, a portion of this distribution may be considered a return of your original investment. The portion that would be considered a return of original investment is not determinable until the trust unit is sold by a trust unitholder. For a discussion of alternative ways of measuring the depletion of oil and natural gas assets, see "Risk Factors--Trust Assets Are Depleting Assets."

   The Projected After-Tax Cash Distributions as a Percentage of Trust Unit Price of $ were computed by:

  . determining the amount of federal income tax that would be paid on the cash distributions at the highest individual tax rate for 1999 of 39.6%, taking into account a cost depletion tax deduction of $ per trust unit; and

  .  subtracting this income tax amount from the annual cash distributions;
     and

  .  dividing the result by $  per trust unit.

   For federal income tax purposes, cost depletion is calculated by multiplying the assumed trust unit purchase price of $ by the cost depletion rate of 7.4%. This rate was estimated by dividing estimated production for the twelve months ending September 30, 2000 by proved reserves estimated in the reserve report. Cost depletion is recaptured upon sale of the trust units, which results in the taxation of any gain on sale as ordinary income, as opposed to capital gain, up to the amount of cost depletion previously deducted.

   When the distributions are less than $ per trust unit, the Projected After-Tax Cash Distributions as a Percentage of Trust Unit Price of $ would be the same or greater than the Projected Pre-Tax Cash Distributions as a Percentage of Trust Unit Price because of cost depletion. In all instances, each trust unitholder is assumed to have a regular federal income tax liability sufficient to utilize the depletion deduction. Alternative minimum tax implications have not been considered. The effect of state income taxes has not been taken into account in computing the Projected After-Tax Cash Distributions as a Percentage of Trust Unit Price of $ . See "State Tax Considerations."

                           THE UNDERLYING PROPERTIES

   Cross Timbers owns the underlying properties, subject to the net profits interests conveyed to the trust. Cross Timbers may, at any time, sell all or any portion of the underlying properties, subject to the net profits interests. It has no present intention to do so.

   The underlying properties include Cross Timbers' undivided interests in specified oil and natural gas leases and the production from existing and future wells on those leases. Cross Timbers' interests cover the leased acreage and wells drilled on that acreage. Any production resulting from additional wells drilled on the underlying properties, or any deepening or opening of new producing zones in existing wells will be attributable to the underlying properties. Accordingly, those activities, if successful, will increase or replace production from the underlying properties and increase revenues subject to the trust's net profits interest.

   Cross Timbers' interest comprising substantially all of the underlying properties is referred to in the oil and natural gas industry as a "working interest." A working interest is an interest of an oil and natural gas lease entitling its owner to receive a specified percentage of production, but requiring the owner to bear the cost of exploring for, developing and producing oil and natural gas from the property.

   Where the working interest is held by a number of persons on a single lease, a working interest owner is designated the lease operator by agreement. Cross Timbers operates approximately 80% of the underlying properties based on relative value, and major oil companies and established independent producers operate the rest. A lease operator has significant influence on operations of the lease, including the timing and amount of discretionary expenditures for operational and development activities. For that reason it is desirable to operate properties, and it is important that the operator be qualified and experienced.

Historical Results from the Underlying Properties

   The following table provides oil and natural gas sales volumes, average sales prices, revenues, direct operating expenses, development costs and overhead relating to the underlying properties for 1996, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999. The complete statements of revenues and direct operating expenses of the underlying properties for the years ended December 31, 1996, 1997 and 1998 (audited) and for each of the six-month periods ended June 30, 1998 and 1999 (unaudited) are included in this prospectus beginning on page F-2.

                                                                  Six Months
                                                                 Ended June 30
                                                                ---------------
                                         1996    1997    1998    1998    1999
                                        ------- ------- ------- ------- -------
                                         (in thousands, except per unit data)
Sales Volumes:
  Oil (Bbls)...........................   2,404   2,827   2,859   1,530   1,386
  Natural gas (Mcf)....................   5,964   6,503   7,656   3,831   3,478
  BOE..................................   3,398   3,911   4,135   2,169   1,965
Average Prices:
  Oil (per Bbl)........................ $ 19.83 $ 18.31 $ 12.35 $ 13.01 $ 13.64
  Natural gas (per Mcf)................ $  2.38 $  2.62 $  2.05 $  2.12 $  1.93
Revenues:
  Oil sales............................ $47,663 $51,783 $35,316 $19,901 $18,898
  Natural gas sales....................  14,168  17,016  15,726   8,139   6,702
                                        ------- ------- ------- ------- -------
    Total..............................  61,831  68,799  51,042  28,040  25,600
                                        ------- ------- ------- ------- -------
Direct Operating Expenses:
  Production and property taxes and
   transportation......................   4,652   4,997   4,292   2,281   1,853
  Production expenses..................  15,377  15,597  15,842   7,159   7,018
                                        ------- ------- ------- ------- -------
    Total..............................  20,029  20,594  20,134   9,440   8,871
                                        ------- ------- ------- ------- -------
Excess of Revenues over Direct
 Operating Expenses.................... $41,802 $48,205 $30,908 $18,600 $16,729
                                        ======= ======= ======= ======= =======
Development costs...................... $13,612 $36,494 $17,403 $ 9,596 $ 2,899
Overhead............................... $ 3,127 $ 3,344 $ 3,852 $ 1,877 $ 1,952

Discussion and Analysis of Historical Results from the Underlying Properties

For the Years 1996, 1997 and 1998

   Excess of revenues over direct operating expenses from the underlying properties was $41,802,000 for 1996, $48,205,000 for 1997 and $30,908,000 for
1998. The changes in excess of revenues over direct operating expenses were primarily related to changes in volumes and realized prices. Oil sales were 74% of total revenues for the three-year period ended December 31, 1998.

   Volumes. Oil sales volumes from the underlying properties increased 18% from 1996 to 1997, and 1% from 1997 to 1998. Natural gas sales volumes from the underlying properties increased 9% from 1996 to 1997, and 18% from 1997 to 1998. The increases were primarily attributable to development projects.

   Prices. The average oil price decreased 8% from $19.83 per Bbl in 1996 to $18.31 in 1997, and decreased 33% from 1997 to $12.35 in 1998. The lower 1998 oil prices were caused by decreased global consumption without a corresponding decrease in production. The average natural gas price increased 10% from $2.38 per Mcf in 1996 to $2.62 in 1997, and decreased 22% from 1997 to $2.05 in 1998. The 1996 prices were at the beginning of an upturn in natural gas prices that lasted through the summer of 1998.

   Direct operating expenses. Direct operating expenses increased 3% from $20,029,000 in 1996 to $20,594,000 in 1997, followed by a 2% decrease to
$20,134,000 in 1998. The primary reason for the fluctuation among the three years was the change in production taxes associated with oil and natural gas revenue fluctuations, and the timing of maintenance work.

   Production expenses increased 1% from $15,377,000 in 1996 to $15,597,000 in 1997, and increased 2% to $15,842,000 from 1997 to 1998. Most of the fluctuations were related to the timing of major remedial projects such as workovers and subsurface maintenance and to increases in production volumes. On a per BOE basis, production costs declined from $4.53 in 1996 to $3.83 in 1998. Production and property taxes and transportation costs have generally fluctuated in relation to revenue levels.

   Development costs. Many of the underlying properties were purchased by Cross Timbers in 1996 and 1997, leading to large development expenditures in 1997. Development costs rose 168% from $13,612,000 in 1996 to $36,494,000 in 1997, and decreased 52% to $17,403,000 in 1998 as major development projects were completed. Cross Timbers expects development costs to average $8,000,000 per year for the next four years.

   Overhead. Overhead charged to the underlying properties by Cross Timbers was $3,127,000 for 1996, $3,344,000 for 1997 and $3,852,000 for 1998. Fluctuations
resulted from changes in the number of active operated wells and the increase in overhead rates per well.

For the Six Month Periods Ended June 30, 1998 and 1999

   Excess of revenues over direct operating expenses from the underlying properties was $18,600,000 for the six-month period ended June 30, 1998, and $16,729,000 for the six months ended June 30, 1999. The changes in excess of revenues over direct operating expenses were primarily related to changes in volumes and prices.

   Volumes. Oil and natural gas sales volumes from the underlying properties decreased 9% from the first half of 1998 to the first half of 1999. This decrease was primarily attributable to natural decline of prior development projects.

   Prices. The average oil price increased 5% from $13.01 per Bbl in the six-month period ended June 30, 1998 to $13.64 in 1999. The higher 1999 oil price was caused by decreased global production without a corresponding decrease in consumption. The average natural gas price decreased 9% from $2.12 per Mcf in 1998 to $1.93 in 1999. The 1998 prices were at the beginning of an upturn in natural gas prices that lasted through the summer of 1998.

   Direct operating expenses. Direct operating expenses decreased 6% from $9,440,000 in the six-month period of 1998 to $8,871,000 in 1999. The primary reason for the fluctuation among the two six-month periods was the change in production taxes associated with oil and gas revenue fluctuations.

   Production expenses declined 2% from $7,159,000 in the first six months of 1998 to $7,018,000 in 1999. Most of the fluctuation was related to the timing of major remedial projects such as workovers and subsurface maintenance and to increases in production volumes. On a per BOE basis, production costs rose from $3.30 in the 1998 period to $3.57 in the 1999 period. Production and property taxes and transportation costs generally fluctuated in relation to revenue levels.

   Development costs. Many of the underlying properties were purchased by Cross Timbers in 1996 and 1997, leading to large development expenditures in 1997 and 1998. Development costs decreased 70% from $9,596,000 in the 1998 period to $2,899,000 in the 1999 period as major development projects were completed.

   Overhead. Overhead charged to the underlying properties by Cross Timbers was $1,877,000 for the first six months of 1998 and $1,952,000 for the first six months of 1999. Fluctuations resulted from changes in the number of active operated wells and the increase in overhead rates per well.

Producing Acres and Well Counts

   For the following data, "gross" refers to the total wells or acres in which Cross Timbers owns a working interest and "net" refers to gross wells or acres multiplied by the percentage working interest owned by Cross Timbers. Although many of Cross Timbers' wells produce both oil and natural gas, a well is categorized as an oil well or a natural gas well based upon the ratio of oil to natural gas production.

   The underlying properties are interests in developed properties located primarily in the Permian Basin of Texas and New Mexico. The following is a summary of the approximate producing acreage of the underlying properties at December 31, 1998.

                                                                   Gross   Net
                                                                   ------ ------
   Texas.......................................................... 72,683 36,394
   New Mexico.....................................................  8,038  4,751
                                                                   ------ ------
     Total........................................................ 80,721 41,145
                                                                   ====== ======

   The underlying properties include 5,233 gross (3,529 net) undeveloped acres in Crockett County, Texas.

   The following is a summary of the producing wells on the underlying properties as of December 31, 1998:

                                                            Non-
                                              Operated    Operated
                                                Wells       Wells       Total
                                             ----------- ----------- -----------
                                             Gross  Net  Gross  Net  Gross  Net
                                             ----- ----- ----- ----- ----- -----
   Oil......................................  384  358.4  390   67.7   774 426.1
   Natural gas..............................  139   86.4  152   32.7   291 119.1
                                              ---  -----  ---  ----- ----- -----
     Total..................................  523  444.8  542  100.4 1,065 545.2
                                              ===  =====  ===  ===== ===== =====

   The following is a summary of the number of wells drilled by Cross Timbers on the underlying properties during the last three years. Unless otherwise indicated, all wells drilled are developmental.

                                                     Year Ended December 31
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
                                                Gross Net  Gross Net  Gross Net
                                                ----- ---- ----- ---- ----- ----
   Completed:
    Oil wells (a)..............................   48  40.7   60  47.6   22  12.0
    Natural gas wells..........................   18   2.8   32  16.5   26  13.2
   Non-productive..............................  --    --     1   0.6    1   0.1
                                                 ---  ----  ---  ----  ---  ----
     Total (b).................................   66  43.5   93  64.7   49  25.3
                                                 ===  ====  ===  ====  ===  ====

--------
(a) Excludes 7 gross (4.6 net) in 1996, 2 gross (0.1 net) in 1997 and 2 gross (1.0 net) in 1998 water injection wells.
(b) Includes 22 gross (1.8 net) in 1996, 20 gross (2.1 net) in 1997 and 17 gross (1.9 net) in 1998 wells drilled on non-operated interests.

Oil and Natural Gas Sales Prices and Production Costs

   The following table shows the average sales prices per Bbl of oil and Mcf of natural gas produced and the production costs, production and property taxes and transportation costs per Mcfe for the underlying properties:

                                                              Six Months Ended
                                      Year Ended December 31       June 30
                                      ----------------------- -----------------
                                       1996    1997    1998     1998     1999
                                      ------- ------- ------- -------- --------
   Sales prices:
    Oil (per Bbl)...................  $ 19.83 $ 18.31 $ 12.35 $  13.01 $  13.64
    Natural gas (per Mcf)...........     2.38    2.62    2.05     2.12     1.93
   Production costs (per BOE).......     4.53    3.99    3.83     3.30     3.57
   Production and property taxes and
    transportation costs (per BOE)..     1.37    1.28    1.04     1.05     0.94

Major Producing Areas

University Block 9

   The University Block 9 Field is located in Andrews County, Texas and was discovered in 1953. Productive zones are of Wolfcamp (at 8,400 feet), Pennsylvanian (at 8,700 feet) and Devonian age (at 10,400 feet). There are 64 gross producing wells (63.0 net). Cross Timbers operates the Wolfcamp Unit, Penn Unit and 33 of the 34 active Devonian wells. A unit typically means that a group of producing leases has been combined under an agreement providing for consolidated ownership. The purpose is to provide for efficiency of operation. The Wolfcamp Unit is undergoing waterflooding. Development potential includes opening new producing zones, infill drilling and improved water injection techniques.

   This field was Cross Timbers' most active oil development area during 1998. Cross Timbers completed eight horizontal and vertical wells during 1998 and at year-end had three wells in process of completion. It also opened four Devonian wells into the Pennsylvanian horizon. During 1999, Cross Timbers plans to drill up to six wells or horizontal sidetracks and has identified four wells that it intends to open for additional productive zones in the Pennsylvanian horizon. Cross Timbers has identified 30 to 40 additional potential locations for future development by either drilling or directional drilling through existing wellbores.

   The University Block 9 properties averaged 2,500 Bbls of oil per day for the first six months of 1999 net to the underlying properties.

Prentice Field

   The Prentice Field is located in Terry and Yoakum counties, Texas. In 1993 and 1994, Cross Timbers acquired its 91.5% working interest in the 178-well Prentice Northeast Unit in four separate transactions and assumed operation of the Unit. Cross Timbers also owns an interest in 80 gross (1.7 net) non-operated wells.

   Discovered in 1950, the Prentice Field produces from carbonate reservoirs in the Clear Fork and Glorieta formations at depths ranging from 6,000 to 7,000 feet. The Prentice Field is separated into several waterflood units for secondary recovery operations. The Prentice Northeast Unit was formed in 1964 with waterflood operations commencing a year later. Development potential exists through infill drilling and improvement of water injection well placement. Additional recovery potential also exists through carbon dioxide flooding.

   During 1998, Cross Timbers drilled 1 gross (0.91 net) horizontal sidetrack in the Prentice Northeast Unit that currently produces an average of 35 Bbls per day. Cross Timbers is currently studying additional areas in the Prentice Northeast Unit for future possible development, including:

  . using horizontal drilling technology to drill two or three wells in the last half of 1999;

  . drilling five wells on 10-acre spacing in the last half of 1999 based on the successful 31 infill well program in 1997; and

  . evaluating the deeper formation intervals in the eastern portion of the field.

   Cross Timbers has identified 60-70 additional locations for possible future development. The Prentice Northeast Unit's average production was 2,450 Bbls of oil per day for the first six months of 1999 net to the underlying properties.

Crockett County

   Cross Timbers acquired its Crockett County, Texas property interests in December 1996. The properties produce from Pennsylvanian-aged Canyon sands and Strawn carbonates from 6,400 to 9,200 feet. These formations are characterized by multiple producing zones. Cross Timbers currently owns an interest in 269 wells, 125 of which it operates.

   The properties are located in four major fields that Cross Timbers operates--Henderson/Angus, Ozona, Davidson Ranch and Hunt-Baggett/Thomason. The fields were discovered in the mid-1970s and developed in 640-acre spacing. Drilling on 320 and 160-acre spacing occurred in the mid-1980s in the Canyon Sands. Drilling in the 1990s occurred on 80 and 40 acres.

   Since acquiring the properties Cross Timbers has drilled 39 wells and participated in 22 non-operated wells. Gross production from Cross Timbers operated wells has increased from 11,000 Mcf to 20,000 Mcf per day. Cross Timbers has also improved the gathering system in the Henderson Field. Cross Timbers plans to drill 40 to 60 remaining locations on the Crockett County underlying properties.

   These properties produced an average of 11,300 Mcf per day in the first six months of 1999 net to the underlying properties.

Russell Field

   The Russell Field is located in Gaines County, Texas. In 1993, Cross Timbers acquired its interest in 23 operated wells and a 26% interest in the non-operated Russell Clearfork 7000 Unit and 50% interests in two other non-operated leases (42 wells net).

   Discovered in 1943, the Russell Field produces from the San Andres, Glorieta, Middle Clearfork, and Devonian formations at depths ranging from 4,800 to 10,800 feet. Since acquiring its interest, Cross Timbers has drilled four wells and performed 15 workovers. Additional development potential includes restimulations, recompletions, infill drilling, and implementing secondary recovery projects in the Middle Clearfork and San Andres formations. Cross Timbers has identified more than 25 additional locations that could be drilled or recompleted in the Russell Field.

   The Russell Field had average production of 800 Bbls of oil per day in the first six months of 1999 net to the underlying properties.

Cornell Unit

   The Cornell Unit is located in Yoakum County, Texas. Cross Timbers owns a 68.3% working interest in 62 gross (42.3 net) wells, which includes an additional working interest in this Unit purchased in July 1999.

   The Cornell Unit is located in the center of the Wasson Field, which was discovered in 1936. The field has produced over two billion barrels of oil to date, approximately 90% of which has come from the San Andres formation at depths of 4,800 to 5,300 feet.

   The 1,923 acre Cornell Unit was formed in 1965, when waterflood operations were commenced in the San Andres. The unit was infill drilled to 20-acre spacing from 1977 to 1981. In 1985, tertiary recovery operations were initiated with carbon dioxide injection. Carbon dioxide injections were scaled back in 1996 due to economic considerations, and full-scale waterflood operations were restored.

   Potential exists for 10-acre infill drilling, which has been successfully implemented in the contiguous Denver and Willard Units. Additionally, the Texas Railroad Commission has recently approved limited development of the large natural gas reservoir that exists in upper productive intervals of the San Andres.

   Including the portion Cross Timbers purchased in July 1999, the Cornell Unit produced an average of 780 Bbls of oil per day in the first six months of 1999 net to the underlying properties.

Oil and Natural Gas Reserves

   Miller and Lents estimated oil and natural gas reserves attributable to the underlying properties as of December 31, 1998. Miller and Lents updated its reserve estimate from December 31, 1998 to June 30, 1999 by deducting estimated production and net revenues for the period January 1, 1999 through June 30, 1999, and adjusting for the effects of changes in oil and natural gas prices, and the timing of development projects. The June 30, 1999 reserve estimate also includes an additional interest in the Cornell Unit that was acquired in July 1999. Numerous uncertainties are inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the original estimates.

   Miller and Lents calculated reserve quantities and revenues for the net profits interests from projections of reserves and revenues attributable to the combined interests of the trust and Cross

Timbers in the underlying properties. Because the trust owns net profits interests and not a specific ownership percentage of the oil and natural gas reserve quantities, proved reserves for the trust's net profits interests are calculated by subtracting from 80% of proved reserves of the underlying properties, reserve quantities of a sufficient value to pay 80% of the future estimated production and development costs, excluding overhead. Accordingly, proved reserves for the net profits interests reflect quantities that are calculated after reductions for future costs and expenses based on the price and cost assumptions used in the reserve estimates.

   The standardized measure of discounted future net cash flows and changes in discounted cash flows presented below were prepared using assumptions required by the Financial Accounting Standards Board. These assumptions include the use of June 30, 1999 prices for oil and natural gas and June 30, 1999 costs for estimated future development and production expenditures to produce the proved reserves.

   Because natural gas prices are influenced by seasonal demand, use of June 30, 1999 prices, as required by the Financial Accounting Standards Board, may not be the most accurate basis for estimating future revenues or reserve data. Future net cash flows are discounted at an annual rate of 10%. There is no provision for federal income taxes because future net revenues are not subject to taxation at the trust level.

   Oil prices used to determine the standardized measure at June 30, 1999 were based on NYMEX crude prices of $19.29 ($17.95 realized) per Bbl. The weighted average June 30, 1999 realized natural gas price used to determine the standardized measure was $2.24 per Mcf.

   During 1999, Cross Timbers filed estimates of oil and natural gas reserves as of December 31, 1998 with the U.S. Department of Energy on Form EIA-23. These estimates are consistent with the reserves reported in this prospectus for the underlying properties as of December 31, 1998, with the exception that Form EIA-23 includes only reserves from properties that had been acquired and were operated by Cross Timbers at that date. Neither Cross Timbers nor the trust has reported reserves for the net profits interests with any Federal authority or agency prior to the filing of this prospectus.

Proved Reserves

   The following table shows proved reserves, proved developed reserves, future net revenues and discounted present value of future net revenues at June 30, 1999 for the underlying properties, 80% of the underlying properties and the net profits interests.

                                                           80% of
                                              Underlying Underlying Net Profits
                                              Properties Properties  Interests
                                              ---------- ---------- -----------
                                                       (in thousands)
Proved reserves
  Oil (Bbls).................................    38,096     30,477     17,569
  Natural gas (Mcf)..........................   101,062     80,850     46,633
  Barrel of Oil Equivalents (BOE)............    54,940     43,952     25,341
Proved developed reserves
  Oil (Bbls).................................    26,129     20,903     12,358
  Natural gas (Mcf)..........................    63,853     51,082     30,374
  Barrel of Oil Equivalents (BOE)............    36,771     29,417     17,420
Future net revenues..........................  $492,063   $393,650   $393,650
Present value discounted at 10% per annum....  $251,596   $201,277   $201,277

   The following table summarizes the changes in estimated proved reserves of the underlying properties for the periods indicated. The data is presented assuming the underlying properties were acquired prior to December 31, 1995. Reserve estimates for underlying properties that Cross Timbers acquired between 1996 and 1999 are not available prior to the date acquired. For purposes of calculating quantities of estimated proved reserves of these properties as of December 31, 1995, 1996, 1997 and 1998, proved reserves are assumed to equal reserves at the acquisition date plus production between December 31, 1995, 1996, 1997 or 1998 and the acquisition date.

                                                     Underlying Properties
                                                   ----------------------------
                                                                        Oil
                                                    Oil      Gas    Equivalents
                                                   (Bbls)   (Mcf)      (BOE)
                                                   ------  -------  -----------
                                                         (in thousands)
Balance, December 31, 1995........................ 32,501   78,444    45,575
  Revisions, extensions, discoveries and
   additions......................................  3,528   12,437     5,601
  Production...................................... (2,404)  (5,964)   (3,398)
                                                   ------  -------    ------
Balance, December 31, 1996........................ 33,625   84,917    47,778
  Revisions, extensions, discoveries and
   additions......................................  8,883   27,266    13,427
  Production...................................... (2,827)  (6,503)   (3,911)
                                                   ------  -------    ------
Balance, December 31, 1997........................ 39,681  105,680    57,294
  Revisions, extensions, discoveries and
   additions...................................... (3,644)   2,147    (3,286)
  Production...................................... (2,859)  (7,656)   (4,135)
                                                   ------  -------    ------
Balance, December 31, 1998........................ 33,178  100,171    49,873
  Revisions, extensions, discoveries and
   additions......................................  6,304    4,369     7,032
  Production...................................... (1,386)  (3,478)   (1,965)
                                                   ------  -------    ------
Balance, June 30, 1999............................ 38,096  101,062    54,940
                                                   ======  =======    ======
Proved Developed Reserves
Balance, December 31, 1995........................ 22,296   65,826    33,267
                                                   ======  =======    ======
Balance, December 31, 1996........................ 23,594   58,557    33,354
                                                   ======  =======    ======
Balance, December 31, 1997........................ 26,173   66,889    37,322
                                                   ======  =======    ======
Balance, December 31, 1998........................ 22,188   63,962    32,848
                                                   ======  =======    ======
Balance, June 30, 1999............................ 26,129   63,853    36,771
                                                   ======  =======    ======

   Cross Timbers expects to spend an average of $8 million per year for the next four years to develop the underlying properties and expects that development activities will moderate the rate of decline of proved reserves.

   Standardized Measure of Discounted Future Net Cash Flows from Proved
Reserves

   The following table provides the summary calculation of the standardized measure of discounted future net cash flows of the underlying properties, 80% of the underlying properties and the net profits interests as of June 30, 1999. Because the underlying properties and the trust are not taxable at the underlying property level or trust level, no provision is included for income taxes.

                                                              80% of      Net
                                                 Underlying Underlying  Profits
                                                 Properties Properties Interests
                                                 ---------- ---------- ---------
                                                         (in thousands)
Future cash flows...............................  $901,449   $721,159  $416,083
Future costs:
  Production....................................   343,966    275,173    22,433
  Development...................................    65,420     52,336       --
                                                  --------   --------  --------
Future net cash flows...........................   492,063    393,650   393,650
10% discount factor.............................   240,467    192,373   192,373
                                                  --------   --------  --------
Standardized measure............................  $251,596   $201,277  $201,277
                                                  ========   ========  ========

Regulation

   Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at market prices. The Federal Energy Regulatory Commission implemented regulations on January 1, 1995, to establish an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. Cross Timbers is not able to predict what effect, if any, these regulations might have.

   Oil and Natural Gas Regulation. The availability, terms and cost of transportation significantly affect sales of natural gas. The interstate transportation and sale for resale of natural gas is subject to federal regulation, including transportation rates, storage tariffs and various other matters, primarily by the Federal Energy Regulatory Commission. Federal and state regulations govern the price and terms for access to natural gas pipeline transportation. The Federal Energy Regulatory Commission's regulations for interstate natural gas transmission in some circumstances may also affect the intrastate transportation of natural gas.

   While natural gas prices are currently unregulated, Congress historically has been active in the area of natural gas regulation. Cross Timbers cannot predict whether new legislation to regulate natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties.

   Environmental Regulation. Companies that are engaged in the oil and gas industry are affected by federal, state and local laws regulating the discharge of materials into the environment. Those laws may impact operations of the underlying properties. Cross Timbers believes that it is in substantial compliance with the environmental laws and regulations that apply to the operations of the underlying properties. Cross Timbers has not previously incurred material expenses in complying with environmental laws and regulations that affect its operations of the underlying properties. It does not currently expect that future compliance will have a material adverse effect on the trust or the monthly distributions.

   State Regulation. The States of Texas and New Mexico regulate the production and sale of oil and natural gas, including imposing requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. The states may regulate rates of production and may establish maximum daily production allowables from both oil and natural gas wells based on market demand or resource conservation, or both.

   Other Regulation. The Mineral Management Service of the United States Department of Interior is evaluating existing methods of settling royalties on federal and Native American oil and natural gas leases. One percent of the net acres of the underlying properties involve federal leases. The final rules could cause an increase in the federal royalties to be paid on these properties and, correspondingly, decrease the revenue to Cross Timbers and the trust from these properties. Cross Timbers, however, does not believe that the proposed rule changes will have a significant detrimental effect on the distributions from the trust.

   The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity. Cross Timbers does not believe that compliance with these laws will have a material adverse effect upon the trust unitholders.

Title to Properties

   Cross Timbers believes that its title to the underlying properties is, and the trust's title to the net profits interest will be, good and defensible in accordance with standards generally accepted in the oil and gas industry.

   The underlying properties are typically subject, in one degree or another, to one or more of the following:

  . royalties, overriding royalties and other burdens, under oil and gas leases;

  . contractual obligations, including, in some cases, development obligations, arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

  . liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements;

  . pooling, unitization and commutation agreements, declarations and orders; and

  . easements, restrictions, rights-of-way and other matters that commonly affect property.

   To the extent that these burdens and obligations affect Cross Timbers' rights to production and the value of production from the underlying properties, they have been taken into account in calculating the trust's interests and in estimating the size and the value of the reserves attributable to the net profits interests. Cross Timbers believes that the burdens and obligations affecting the underlying properties and the net profits interests are conventional in the industry for similar properties. Cross Timbers also believes that the burdens and obligations do not in the aggregate materially interfere with the use of the underlying properties and will not materially adversely affect the value of the net profits interests.

   The net profits interests covering the underlying properties in Texas constitute interests in real property under Texas law. Although the matter is not entirely free from doubt, it is the opinion of New Mexico counsel that the net profits interests covering the underlying properties in New Mexico also constitute interests in real property under New Mexico law. Cross Timbers will record the conveyances in the appropriate real property records of Texas and New Mexico. If a determination were made in a bankruptcy proceeding of Cross Timbers that a net profits interest did not constitute a real property interest under applicable state law, it could be designated an executory contract. An executory contract is a term used, but not defined, in the federal bankruptcy code to refer to a contract under which the obligations of both the debtor and the other party are so unsatisfied that the failure of either to complete performance would constitute a material breach excusing performance by the other. If a net profits interest were designated an executory contract and rejected in the bankruptcy proceeding, Cross Timbers would not be required to perform its obligations under the net profits interest and the trust would seek damages as one of Cross Timbers' unsecured creditors. Although no assurance can be given, Cross Timbers does not believe that the net profits interests should be subject to rejection in a bankruptcy proceeding as executory contracts.

Marketing

   Cross Timbers typically sells its oil production from the underlying properties at the wellhead to third parties in accordance with existing contracts. The daily sales price for oil is related to the current NYMEX price for light, sweet crude adjusted for the quality of crude produced and reduced by transportation costs. The quality of crude is determined by its density, which is called gravity in the oil industry, and its sulfur content. Crude oil containing more than 0.5% sulfur is referred to as sour crude and generally sells at a discount to sweet crude. This discount is determined daily in the crude oil markets. Cross Timbers estimates that two-thirds of the oil being currently produced from the underlying properties is sour crude. Recently, the discount has ranged between $1.20 and $1.80 per Bbl.

   More than half of natural gas production from the underlying properties is from wells in Crockett County, and approximately 88% of this production is processed by an unaffiliated third party under two separate contracts expiring in April 2002 and March 2014. About 68% of the natural gas is subject to a contract under which Cross Timbers receives, after processing, natural gas with an energy content equivalent to the energy content of the natural gas delivered prior to processing. Cross Timbers also receives 70% of the net profit from the sale by the processor of the natural gas liquids extracted from the processed natural gas. The remaining 32% of the natural gas is subject to another contract under which Cross Timbers receives the processed natural gas net of all fuel and gas volumes converted to liquids plus 30% of the proceeds from the sale of the extracted natural gas liquids. In addition, Cross Timbers pays a fee of $0.015 per Mcf for each stage of compression. After processing, Cross Timbers' marketing subsidiary purchases the natural gas at a price, net of transportation costs, based on either the Houston Ship Channel Index, less $0.05 per MMbtu, published by Inside FERC or the El Paso Permian Pool Index. The marketing subsidiary then sells this natural gas, which totaled approximately 4.2 million Mcf in 1998, for its own account into various markets.

   Cross Timbers sells the remaining natural gas from the underlying properties to unaffiliated third parties under contracts of varying terms which provide for Cross Timbers to receive 70% to 87% of the net proceeds from sales.

   In the future, the marketing subsidiary may enter into new contracts with Cross Timbers for the purchase of oil and natural gas. These contracts will provide that the sales proceeds to Cross Timbers may not be less than 98% of the proceeds received by the marketing subsidiary from its sales to unaffiliated third parties. The sales price obtained by the marketing subsidiary from unaffiliated third parties will be adjusted for gravity and quality and will be net of any deductions for transportation from the wellhead.

Year 2000

   "Year 2000," or the ability of computer systems to process dates with years beyond 1999, affects almost all companies and organizations. Computer systems that are not Year 2000 compliant by January 1, 2000 may cause material adverse effects to companies and organizations that rely upon those systems. The trust's timely receipt of royalty income and disbursement of distributable income to trust unitholders will largely depend upon performance of computer systems and computer-controlled equipment of Cross Timbers, the trust's transfer agent and other third parties. These third parties include oil and natural gas purchasers and significant service providers such as electric utility companies and natural gas plant, pipeline and gathering system operators. Because the trust will not use the trustee's computer systems to any significant degree, the trustee's Year 2000 compliance should not significantly affect the trust.

   Cross Timbers is in the process of reviewing its computer systems and computer-controlled field equipment and making the necessary modifications for Year 2000 compliance. Cross Timbers has completed modifications and testing of its primary accounting and land computer programs. The remaining computer systems have been inventoried and assessed. Cross Timbers expects to complete functional solutions and remediation of significant remaining systems by the end of August 1999.

   Some of Cross Timbers' critical field equipment, such as natural gas compressors, are partially controlled or regulated by embedded computer chips. Based on a preliminary review of all operating areas, Cross Timbers has identified no significant compliance exceptions. Cross Timbers has inventoried field equipment in all operated areas and expects to complete functional solutions and remediation of remaining systems by the end of August 1999.

   Based on its review, remediation efforts and the results of testing to date, Cross Timbers does not believe that timely modification of its computer systems and computer-controlled equipment for Year 2000 compliance represents a material risk to the trust. Cross Timbers estimates that total costs related to Year 2000 compliance efforts will be less than $500,000 of which approximately $100,000 has been incurred and expensed through June 1999. The trust will not incur any of Cross Timbers' Year 2000 costs.

   Cross Timbers has identified significant third parties whose Year 2000 compliance could affect Cross Timbers and is in the process of formally inquiring about their Year 2000 status. Cross Timbers has received responses to approximately 48% of its inquiries. Approximately 99% of respondents have indicated that they will be Year 2000 compliant by January 1, 2000. Despite its efforts to assure that such third parties are Year 2000 compliant, Cross Timbers cannot provide assurance that all significant third parties will achieve compliance in a timely manner. A third party's failure to achieve Year 2000 compliance could have a material adverse effect on Cross Timbers' operations and cash flow, and therefore have a material adverse impact on timely trust distributions to trust unitholders. For example a third party might fail to deliver revenue related to the trust's net profits interest to Cross Timbers, or Cross Timbers might fail to deliver the income of the net profits interest to the trust. In these situations, the trustee would be unable to make distributions of those amounts to trust unitholders on a timely basis. The potential effect of Year 2000 non-compliance by third parties is currently unknown.

   Cross Timbers is currently identifying appropriate contingency plans in the event of potential problems resulting from failure of Cross Timbers' or significant third party computer systems on January 1, 2000. Cross Timbers has not completed any contingency plans to date. Specific contingency plans will be developed in response to the results of testing scheduled to be complete by the end of August 1999, as well as the assessed probability and risk of system or equipment failure. These contingency plans may include installing backup computer systems or equipment, temporarily replacing systems or equipment with manual processes, and identifying alternative suppliers, service companies and purchasers. Cross Timbers expects these plans to be complete by October 1999.

Litigation

   There is no material litigation involving the underlying properties.

                          COMPUTATION OF NET PROCEEDS

   The provisions governing the computation of the net proceeds are detailed and extensive. The following description of the net profits interests and the computation of net proceeds is subject to and qualified by the more detailed provisions of the conveyances of the net profits interests that are filed as exhibits to the registration statement. See "Available Information."

Net Profits Interests

   The net profits interests are defined net profits interests carved from the underlying properties. Each net profits interest entitles the trust to receive 80% of the net proceeds from the sale of oil and natural gas produced from the underlying properties.

   The amounts paid to the trust for the net profits interests are based on the definitions of "gross proceeds" and "net proceeds" contained in the conveyances and described below. Under the conveyances, net proceeds are computed monthly. Cross Timbers pays 80% of the aggregate net proceeds attributable to a computation period to the trust on or before the last business day of the month following the computation period. Cross Timbers will not pay to the trust interest on the net proceeds held by Cross Timbers prior to payment to the trust. The trustee makes distributions to trust unitholders monthly. See "Description of the Trust Units--Distributions and Income Computations."

   Net proceeds equal the excess of gross proceeds over production costs and excess production costs attributable to a prior computation period. For royalty and overriding royalty interests, production costs are zero.

   Gross proceeds means an amount received by Cross Timbers from sales of oil and natural gas produced from the underlying properties, after deducting:

  . all general property (ad valorem), production, severance, sales, gathering, excise and other taxes except income taxes, and gathering costs; and

  .  any payment made to the owner of an underlying property for

     -- natural gas not taken, but to the extent payments are allocated to natural gas taken in the future, payments are included, without interest, in gross proceeds when such natural gas is taken;

     -- damages, other than drainage or reservoir injury;

     -- rental for reservoir use; and

     -- payments in connection with the drilling of any well.

   Gross proceeds does not include consideration for the transfer or sale of any underlying property by Cross Timbers or any subsequent owner to any new owner. Gross proceeds also does not include any amount for oil and natural gas lost in production or marketing or used by the owner of the underlying properties in drilling, production and plant operations. Gross proceeds includes payments for future production if they are not subject to repayment in the event of insufficient subsequent production.

   Production costs, on a cash basis, generally means the sum of:

  . all payments to mineral or landowners, such as royalties or other burdens against production, delay rentals, shut-in natural gas payments, minimum royalty or other payments for drilling or deferring drilling;

  . any taxes paid by the owner of an underlying property, other than income taxes, to the extent not deducted or excluded in calculating gross proceeds, including estimated and accrued ad valorem and other property taxes;

  . costs paid by the owner of an underlying property under any joint operating agreement;

  . all other costs, expenses and liabilities of exploring for, drilling, operating and producing oil and natural gas, including allocated expenses such as labor, vehicle and travel costs and materials;

  . costs or charges associated with gathering, treating and processing natural gas;

  .  certain interest costs;

  .  any overhead charge;

  . amounts previously included in gross proceeds but subsequently paid as a refund, interest or penalty;

  .  costs and expenses for renewals or extensions of leases; and

  . at the option of the owner of an underlying property, accruals for costs approved under authorizations for expenditure.

   As is customary in the oil and natural gas industry, Cross Timbers charges an overhead fee to operate the underlying properties. The operating activities include various engineering, accounting and administrative functions. This fee, based on a monthly charge per active operated well, totaled $3.9 million in 1998 for all underlying properties operated by Cross Timbers. The fee is adjusted annually and will increase or decrease each year based on changes in the year-end index of average weekly earnings of crude petroleum and natural gas workers.

   Excess production costs are the excess of production costs over gross proceeds, plus interest accrued at the prime rate. Therefore, if production costs exceed gross proceeds for a computation period, the trust will receive no payment for that period, and excess production costs will be carried over to the following month as a production cost in determining the excess of gross proceeds over production costs for that following month.

   Gross proceeds and production costs are calculated on a cash basis, except that certain costs, primarily ad valorem taxes and expenditures of a material amount, may be determined on an accrual basis. For convenience in complying with state tax laws, the net profits interests were created by two separate conveyances, one for each of Texas and New Mexico, the states in which the underlying properties are located. Net proceeds are calculated separately for the underlying properties covered by each conveyance, so excess production costs in one state do not reduce net proceeds from the other.

   Although the conveyance is effective September 1, 1999, no expenses incurred in September, other than production and property taxes and transportation costs, will be deducted in computing net proceeds.

Additional Provisions

   If a controversy arises as to the sales price of any oil or natural gas, then for purposes of determining gross proceeds:

  . amounts withheld or placed in escrow by a purchaser are not considered to be received by the owner of the underlying property until actually collected;

  . amounts received by the owner of the underlying property and promptly deposited with a nonaffiliated escrow agent will not be considered to have been received until disbursed to it by the escrow agent; and

  . amounts received by the owner of the underlying property and not deposited with an escrow agent will be considered to have been received.

   The trust is not liable to the owner of the underlying properties or the operators for any production, operating, capital or other costs or liabilities attributable to the underlying properties. The trustee is not obligated to return any income received from the net profits interests. Any overpayments made to the trust due to adjustments to prior calculations of net proceeds or otherwise will reduce future amounts payable to the trust until Cross Timbers recovers the overpayments plus interest at the prime rate.

   The conveyances permit Cross Timbers to transfer, without the consent or approval of the trust unitholders, all or any part of the underlying properties, subject to the net profits interests. The trust unitholders are not entitled to any proceeds of a transfer. Following a transfer, the underlying properties will continue to be subject to the net profits interests, and the net proceeds attributable to the transferred property will be calculated separately and paid by the transferee. As a result, any excess costs generated from the transferred property will not reduce the net proceeds paid to the trust from the underlying properties retained by Cross Timbers. The conveyances have been recorded in the appropriate real property records to give notice of the net profits interests to Cross Timbers' creditors and transferees.

   As an operator of an underlying property, Cross Timbers may enter into farmout, operating, participation, and other similar agreements covering the property if Cross Timbers believes it to be advantageous to the working interest owners of the property. The net profits interest held by the trust would then be calculated using the gross proceeds and production costs attributable to the interest retained by Cross Timbers under the agreement and not on Cross Timbers' original interest before modification by the agreement. Cross Timbers may enter into any of these agreements without the consent or approval of the trustee or any trust unitholder. However, Cross Timbers' interest in entering into any of these types of agreements should be parallel with that of trust unitholders because of its retained interest in 20% of the net proceeds from the underlying properties.

   In addition, Cross Timbers may require the trust to sell for cash the net profits interests that relate to underlying properties that Cross Timbers is selling to an unaffiliated party. In this case, the properties sold to the unaffiliated party would no longer be subject to the net profits interests, but the trust would receive its pro rata share of the proceeds from the sale of the properties. Furthermore, sales made under this provision may not exceed, in any calendar year, 1% of the discounted present value of estimated future net revenues for the proved reserves of the underlying properties allocated to the trust's net profits interests, as contained in the most recent reserve report. This provision is designed to allow Cross Timbers to dispose of marginal properties that in most cases would not be contributing significant net proceeds to the trust.

   Cross Timbers and any transferee will have the right to abandon any well or property if it believes the well or property ceases to produce or is not capable of producing in commercially paying quantities. Upon termination of the lease, that portion of the net profits interests relating to the abandoned property will be extinguished.

   Cross Timbers must maintain books and records sufficient to determine the amounts payable for the net profits interests. Quarterly and annually, Cross Timbers must deliver to the trustee a statement of the computation of the net proceeds for each computation period. Cross Timbers will cause the annual computation of net proceeds to be audited. The audit cost will be borne by the trust.

                        FEDERAL INCOME TAX CONSEQUENCES

   This section summarizes all of the material federal income tax consequences of the ownership and sale of trust units. Many aspects of federal income taxation that may be relevant to a particular taxpayer or to certain types of taxpayers subject to specific tax treatment are not addressed. In addition, the tax laws can and do change regularly, and any future changes could have an adverse effect on the ownership or sale of trust units. The trust will not request advance rulings from the IRS with respect to the tax consequences of ownership or sale of trust units. Instead the trust will rely on the opinion of Butler & Binion, L.L.P. regarding the classification of the trust and certain federal income tax consequences described below, which will be confirmed at the time of the closing. Butler & Binion, L.L.P. believes that its opinion is in accordance with the present position of the IRS regarding grantor trusts. The tax opinion is not binding on the IRS or the courts, however, and no assurance can be given that the IRS or the courts will agree with it.

   The summary contained in this section is based on current provisions of the Internal Revenue Code, existing and proposed regulations, current administrative rulings and court decisions, all of which are subject to changes that may or may not be retroactively applied. Some of the applicable provisions of the Internal Revenue Code have not been interpreted by the courts or the IRS. Currently pending proposed federal tax legislation may also, under certain circumstances, have a material effect on a trust unitholder.

   AS A CONSEQUENCE, EACH PROSPECTIVE TRUST UNITHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING HIS PARTICULAR CIRCUMSTANCES INCLUDING, PARTICULARLY, HIS ALTERNATIVE MINIMUM TAX CIRCUMSTANCES.

Summary of Legal Opinions

   Butler & Binion, L.L.P. is of the opinion that, for federal income tax purposes:

  . the trust will be treated as a grantor trust and not a business entity taxable as a partnership or a corporation; and

  . the income from the net profits interests will be royalty income subject to an allowance for depletion.

   Butler & Binion, L.L.P. advises that, unless noted otherwise, legal conclusions stated in this section constitute its opinion.

   Since no ruling is being requested from the IRS with respect to the trust or trust unitholders, the IRS could challenge these opinions and statements, which do not bind the IRS or the courts. The IRS could win in court if it did challenge these matters.

Classification and Taxation of the Trust

   In the opinion of Butler & Binion, L.L.P., under current law, the trust will be taxable as a grantor trust and not as a business entity. As a grantor trust, the trust will not be subject to tax at the trust level. For tax purposes, the grantors, who in this case are the trust unitholders, will be considered to own the trust's income and principal as though no trust were in existence. A grantor trust simply files an information return, reporting all items of income, credit or deduction which must be included in the tax returns of the trust unitholders based on their respective accounting methods and taxable years without regard to the accounting method and tax year of the trust. If, contrary to the opinion of Butler & Binion, L.L.P., the trust was determined to be a business entity, it would be taxable as a partnership unless it elected to be taxed as a corporation. The principal tax consequence of the trust's being treated as a partnership would be that it would report income on the accrual method of accounting on a calendar year basis and all trust unitholders would report their share of income from the trust in their tax year with which or within which the tax year of the trust ends.

Direct Taxation of Trust Unitholders

   Since the trust will be treated as a grantor trust for federal income tax purposes, each trust unitholder will be taxed directly on his share of trust income and will be entitled to claim his share of trust deductions. Each trust unitholder will recognize taxable income when the trust receives or accrues it, even if it is not distributed until later. Trust unitholders will report their share of trust income and expenses consistent with their method of accounting and their tax year.

Reporting of Trust Income and Expenses

   The trustee intends to treat each royalty payment it receives as the taxable income of the trust unitholders who own trust units on the day of receipt by the trust. This will normally be the last business day of each calendar month. Similarly, the trustee intends to pay expenses only on the day it receives a royalty payment. All expenses paid on a royalty receipt day will be treated as expenses of the trust unitholders who receive the distribution of that royalty income. In most cases, therefore, the income and expenses of the trust for a period will be reported as belonging to the trust unitholders who received a distribution for that period. The amount of the distribution for a trust unit will generally equal the net income allocated to that trust unit, determined without regard to depletion. This correlation may not exist if, for example, the trustee were to establish a cash reserve to pay estimated future expenses or pay an expense with borrowed funds. Moreover, the IRS could attempt to impute income to those persons who were trust unitholders when a royalty payment on the net profits interests accrues. The IRS could also attempt to disallow the deduction of administrative expenses to persons who were not trust unitholders when the expenses were incurred. If the IRS were successful, trust income might be taxed to trust unitholders other than those who received the distribution relating to that income. Also, an accrual basis trust unitholder might realize royalty income in a tax year earlier than that reported by the trustee.

Royalty Income and Depletion

   In the opinion of Butler & Binion, L.L.P., the income from the net profits interests will be royalty income qualifying for an allowance for depletion. The depletion allowance must be computed separately by each trust unitholder for each oil or gas property, within the meaning of Section 614 of the Internal Revenue Code. Butler & Binion, L.L.P. understands that the IRS is presently taking the position that a net profits interest carved from multiple properties is a single property for depletion purposes. Accordingly, the trust intends to take the position that each net profits interest transferred to the trust by a conveyance within each state is a single property for depletion purposes. It will change this position if a different method were established by the IRS or the courts.

   The deduction for depletion is determined annually and is the greater of cost depletion or, if allowable, percentage depletion. Royalty income from production attributable to trust units owned by independent producers will qualify for percentage depletion. In general, an individual or entity with production of the equivalent of not more than 1,000 barrels of oil per day or less is an independent producer. In general, percentage depletion is a statutory allowance equal to 15% of the gross income from production from a property. Percentage depletion is subject to a net income limitation of 100% of the taxable income from the property, computed without regard to depletion deductions and specified loss carrybacks. The depletion deduction attributable to percentage depletion for a taxable year is limited to 65% of the taxpayer's taxable income for the year before allowance of independent producers percentage depletion and specified loss carrybacks. Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.

   Cross Timbers believes that trust unitholders who purchase trust units in this offering will derive a substantially greater benefit from cost depletion than from percentage depletion.

   In computing cost depletion for each property for any year, the allowance for the property is calculated by dividing the adjusted tax basis of the property at the beginning of the year by the estimated total number of Bbls of oil or Mcf of natural gas recoverable from the property. This amount is then multiplied by the number of Bbls of oil or Mcf of natural gas produced and sold from the property during the year. Cost depletion for a property cannot exceed the adjusted tax basis of the property. Each trust unitholder will compute cost depletion using his basis in his trust units. Information will be provided to each trust unitholder reflecting how his basis should be allocated among each property represented by his trust units. To the extent the depletion tax deduction exceeds cash distributions per trust unit, that excess can be deducted from the taxpayer's other sources of taxable income.

Other Income and Expenses

   It is anticipated that the only other income of the trust will be interest income earned on funds held as a reserve or pending distribution. Other expenses of the trust will include any state and local taxes imposed on the trust and administrative expenses of the trustee. Although the issue has not been finally resolved, Butler & Binion, L.L.P. believes that all or substantially all of those expenses are deductible in computing adjusted gross income and, therefore, are not the type of miscellaneous itemized deductions that are allowable only to the extent that they total more than 2% of adjusted gross income.

Alternative Minimum Tax

   All taxpayers are subject to an alternative minimum tax. Alternative minimum taxable income is the taxpayer's taxable income recomputed with various adjustments plus items of tax preference. In the case of persons other than independent producers, tax preferences include the excess of percentage depletion deductions for an oil or natural gas property over the adjusted tax basis of the property. Alternative minimum tax is the excess of a taxpayer's tentative minimum tax for a tax year over his regular tax for that year.

Non-Passive Activity Income and Loss

   The income and expenses of the trust will not be taken into account in computing the passive activity losses and income under Internal Revenue Code
Section 469 for a trust unitholder who acquires and holds trust units as an investment.

Unrelated Business Taxable Income

   Certain organizations that are generally exempt from tax under Internal Revenue Code Section 501 are subject to tax on certain types of business income defined in Section 512 as unrelated business income. In the opinion of Butler & Binion, L.L.P., the income of the trust will not be unrelated business taxable income so long as the trust units are not debt-financed property within the meaning of Section 514(b). In general, a trust unit would be debt-financed if the exempt organization incurs debt to acquire a trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

Sale of Trust Units; Depletable Basis

   Generally, a trust unitholder will realize gain or loss on the sale or exchange of his trust units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such trust units. A trust unitholder's basis in his trust units will be equal to the amount he paid for the trust units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of trust units by a trust unitholder who is an individual and who is not a dealer in the trust units should be a long-term capital gain, taxable at a maximum rate of 20%, if the trust units have been held for more than 12 months. Upon the sale of the trust units, a trust unitholder will be treated as having sold his share of the net profits interests and must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of the gain on such sale or the sum of the prior depletion deductions taken on the trust units, but not in excess of the initial basis of the trust units. The IRS could take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units sold even though the income is not distributed to the selling trust unitholder.

Taxation of Foreign Holders

   Unless the election described below is made, a foreign holder, consisting of a nonresident alien individual, foreign corporation, or foreign estate or trust, will be subject to federal income withholding tax on his share of gross royalty income from the net profits interests. The withholding tax will be at a 30% rate, or lower treaty rate if applicable and proper evidence is supplied to the withholding agent, applied to the gross royalty income received by the foreign holder without any deductions. Gain realized on a sale of a trust unit by a foreign holder will be subject to federal income tax only if:

  . the gain is otherwise effectively connected with business conducted by the foreign holder in the United States;

  . the foreign holder is an individual who is present in the United States for at least 183 days in the year of the sale;

  . the foreign holder has at any time during the five-year period ending on the date of sale owned more than a 5% interest in the trust; or

  . the trust units cease to be regularly traded on an established securities exchange.

   Gain realized by a foreign holder upon the sale by the trust of all or any part of the net profits interests would be subject to federal income tax.

   Trust unitholders who are foreign holders may elect under Internal Revenue Code Section 871 or Section 882 or similar provisions of applicable treaties to treat income attributable to the net profits interests as effectively connected with the conduct of a trade or business in the United States. The foreign holder will then be taxed at regular federal income tax rates on the net income, rather than the gross income, attributable to the net profits interests, including gain recognized on the disposition of trust units. Absent a treaty exception, the net income of a corporate foreign holder which has made such an election will also be subject to the branch profits tax imposed under
Section 884 to the extent not reinvested in a United States trade or business. To claim the deductions allowable in computing net income, including cost depletion, an electing foreign holder must file a United States income tax return. To avoid tax withholding, an electing foreign holder must provide proper certificates or other evidence to the withholding agent. Once made, the election is irrevocable unless an applicable treaty allows the election to be made annually. The election is applicable to all income and gain realized by the foreign holder on any real property interests located in the United States, including those interests held through partnerships, fixed investment trusts, and other pass-through entities.

Backup Withholding

   In general, distributions of trust income will not be subject to backup withholding unless the trust unitholder is an individual or other noncorporate taxpayer and he fails to comply with certain reporting procedures.

Tax Shelter Registration

   Cross Timbers believes that the requirements for tax shelter registration under Internal Revenue Code Section 6111 would be met if any trust unitholder's investment base is substantially reduced by borrowing. To avoid any potential penalty, the trust will be registered as a tax shelter with the IRS. The trustee will furnish the tax shelter registration number to each trust unitholder. Each trust unitholder must disclose this number by attaching Form 8271 to his tax return.

   ISSUANCE OF A TAX SHELTER REGISTRATION NUMBER DOES NOT INDICATE THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

Reports

   The trustee will furnish to trust unitholders of record quarterly, and to all trust unitholders annually, reports to facilitate their computation of their tax liability. See "Description of the Trust Units--Periodic Reports."

                            STATE TAX CONSIDERATIONS

   The following is a brief summary of the material state income taxes and other state tax matters affecting the trust and the trust unitholders. Trust unitholders are urged to consult their own legal and tax advisors as these matters relate to their individual circumstances.

Income Tax Considerations

   Texas presently does not have a state income tax on resident or nonresident individuals. The Texas franchise tax imposes, in effect, an income tax on corporations and limited liability companies which qualify to do business or actually do business in Texas. Trust unitholders that are corporations or limited liability companies will be subject to Texas franchise taxes on income from the net profits interests.

   New Mexico imposes income taxes upon resident and nonresidents. In the case of nonresidents, income derived from tangible property within the state is subject to tax. The income tax laws of New Mexico are based on federal income tax laws. Thus, assuming the trust is taxed as a grantor trust for federal income tax purposes, the trust unitholders will be subject to New Mexico income tax on their share of income from New Mexico net profits interest. Nonresidents of New Mexico, however, may not be taxed in that state on gains from sales of trust units. Trust unitholders may also be subject to tax by the state in which they reside on income derived from the trust.

   The trustee will provide information concerning the trust sufficient to identify the income of the Trust allocable to each state. Trust unitholders should consult their own tax advisors to determine their income tax filing requirements with respect to their share of income of the trust allocable to states imposing an income tax on such income.

Probate and Property Considerations

   The Trust Units may constitute real property or an interest in real property under the inheritance, estate and probate laws of Texas and New Mexico. If the Trust Units are held to be real property or an interest in real property under the laws of a state in which the Underlying Properties are located, the Trust Units may be subject to devolution, probate and administrative laws, and inheritance or estate and similar taxes, under the laws of such state.

                              ERISA CONSIDERATIONS

   The Employee Retirement Income Security Act of 1974 regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for persons who are fiduciaries of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to qualified plans, which include these types of plans and to individual retirement accounts, whether or not subject to ERISA.

   A fiduciary of a qualified plan should carefully consider fiduciary standards under ERISA regarding the qualified plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider

  . whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA;

  .  whether the investment satisfies the diversification requirements of
     Section 404(a)(1)(C) of ERISA; and

  . whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.

   A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets in the transaction. On November 13, 1986, the Department of Labor published final regulations concerning whether or not a qualified plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity are a publicly offered security. Cross Timbers expects that at the time of the sale of the trust units in this offering, they will be publicly offered securities. Fiduciaries, however, will need to determine whether the acquisition of trust units is a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code Section 4975.

   The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to penalties. For that reason, potential qualified plan investors should consult with their counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.

                       DESCRIPTION OF THE TRUST AGREEMENT

   The following information and the information included under "Description of the Trust Units" summarize the material information contained in the trust agreement. This summary may not contain all the information that is important to you. For more detailed provisions concerning the trust, you should read the trust agreement. A copy of the trust agreement was filed as an exhibit to the registration statement. See "Available Information."

Creation and Organization of the Trust; Amendments

   Cross Timbers created the net profits interests and conveyed them to the trust in exchange for 25,000,000 trust units.

   Cross Timbers organized the trust under the Delaware Business Trust Act to acquire and hold the net profits interests for the benefit of the trust unitholders under an agreement between Cross Timbers, the trustee and the Delaware trustee. The trustee has all the power to collect and distribute proceeds received by the trust and to pay trust liabilities and expenses. The Delaware trustee has only such powers as are required to be performed by a Delaware resident trustee under the Delaware Business Trust Act.

   Neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the underlying properties. Neither Cross Timbers nor other operators of the underlying properties have any contractual commitments to the trust to conduct further drilling on or to maintain their ownership interest in any of these properties. For a description of the underlying properties and other information relating to them, see "The Underlying Properties."

   The beneficial interest in the trust is divided into 25,000,000 trust units. Each of the trust units represents an equal undivided portion of the trust. You will find additional information concerning the trust units in "Description of the Trust Units."

   Amendment of the trust indenture requires a vote of holders of 80% or more of the outstanding trust units. However, no amendment may--

  . increase the power of the trustee to engage in business or investment activities;

  .  alter the rights of the trust unitholders as among themselves; or

  .  permit the trustee to distribute the net profits interests in kind.

Conveyance of Additional Net Profits Interests

   Cross Timbers will have the right, but no obligation, until November 30, 1999, to convey additional net profits interests to the trust, so long as:

  . the additional net profits interests are substantially identical in terms to the net profits interests originally conveyed to the trust; and

  . the additional net profits interests relate to increased working interests acquired by Cross Timbers in the same oil and natural gas properties in which the underlying properties are included.

   For example, if one of the underlying properties is Cross Timbers' 60% working interest in an oil and natural gas lease and Cross Timbers acquires an additional 20% working interest in that lease prior to November 30, 1999, it may convey to the trust an 80% net profits interest in the additional working interest. After the additional conveyance, the net profits interest held by the trust would relate to Cross Timbers' entire 80% working interest in that lease.

   Cross Timbers will receive additional trust units if it conveys additional net profits interests to the trust. The number of additional trust units issued will be based on the amount of the discounted future net revenues from the proved reserves added to the trust's net profits interests as the result of the conveyance. The value of the added proved reserves will be calculated based upon the June 30, 1999 reserve report. A maximum of 3,000,000 additional trust units can be issued to Cross Timbers if it conveys additional net profits interests to the trust.

   Cross Timbers periodically considers increasing its working interests in oil and natural gas properties by purchasing interests from other working interest owners. It has discussed purchases with large working interest owners, but it is not currently engaged in negotiations or discussions regarding any purchase of additional interests. There is no assurance that any acquisition of additional interests will occur prior to November 30, 1999 or that Cross Timbers will convey any additional net profits interests to the trust.

Assets of the Trust

   The assets of the trust consist of net profits interests and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

Duties and Limited Powers of the Trustee

   The duties of the trustee are specified in the trust indenture and by the laws of the State of Delaware. The trustee's principal duties consist of:

  .  collecting income attributable to the net profits interests;

  . paying expenses, charges and obligations of the trust from the trust's income and assets;

  .  distributing distributable income to the trust unitholders; and

  . taking any action it deems necessary and advisable to best achieve the purposes of the trust.

   If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received is insufficient to cover the trust's liability, the trustee may borrow funds required to pay the liabilities. The trustee may borrow the funds from any person, including itself. The trustee may also mortgage the assets of the trust to secure payment of the indebtedness. If the trustee borrows funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

   Each month, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the net profits interests. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

  .  interest bearing obligations of the United States government;

  . repurchase agreements secured by interest-bearing obligations of the United States government; or

  .  money market mutual funds.

   The trust may not acquire any asset except the net profits interests, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

   At the request of Cross Timbers, the trustee must sell for cash net profits interests relating to the underlying properties sold by Cross Timbers to an unaffiliated third party. However, these sales are required only if in any calendar year the net profits interests sold do not exceed 1% of the discounted present value of estimated future net revenues for the proved reserves of the trust's net profits interests, as contained in the most recent reserve report.

   The trustee may sell the net profits interests in any of the following circumstances:

  . the sale does not involve a material part of the trust's assets and is in the best interests of the trust unitholders. A majority of the trust units represented at a meeting of the trust unitholders where a quorum is present must approve the sale; or

  . the sale constitutes a material part of the trust's assets and is in the best interests of the trust unitholders. Holders representing 80% of the outstanding trust units must approve the sale.

   Upon dissolution of the trust the trustee must sell the net profits interests. No trust unitholder approval is required. The trustee will distribute to the trust unitholders the net proceeds from any sale of the net profits interests.

   The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to cancel all certificates representing the trust units held by that trust unitholder. The trustee would then issue a new certificate in the name of the trustee and sell the trust units to an eligible third party. The trustee would pay to the former trust unitholder the proceeds from the sale of those trust units.

   The trustee may agree to modifications of the terms of the conveyances or to settle disputes involving the conveyances. The trustee may not agree to modifications or settle disputes involving the royalty part of the conveyances if these actions would change the character of the net profits interests in such a way that the net profits interests become working interests or that the trust becomes an operating business.

Liabilities of the Trust

   Because the trust does not conduct an active business and the trustee has little power to incur obligations, Cross Timbers expects that the trust will only incur liabilities for routine administrative expenses. These might include the trustee's fees and accounting, engineering, legal and other professional fees.

Responsibility and Liability of the Trustee

   The trustee will not make business decisions affecting the assets of the trust. Therefore, substantially all of the trustee's functions under the trust indenture are expected to be ministerial in nature. See "--Duties and Limited Powers of the Trustee," above. Under Delaware law, the trustee may not profit from any transaction with the trust. The trust indenture, however, provides that the trustee may:

  .  charge for its services as trustee;

  . retain funds to pay for future expenses and deposit them in its own account;

  .  lend funds at commercial rates to the trust to pay the trust's expenses;
     and

  .  seek reimbursement from the trust for its out-of-pocket expenses.

   In discharging its duties to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for fraud, gross negligence or acts or omissions in bad faith. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted in bad faith or with gross negligence in their selection and retention. The trustee and the Delaware trustee will be indemnified for any liability or cost that either incurs in the administration of the trust, except in cases of fraud, gross negligence or bad faith. The trustees will have a lien on the assets of the trust as security for this indemnification and compensation earned as trustee. The trustees are entitled to indemnification from trust assets or, to the extent that trust assets are insufficient, from Cross Timbers. Trust unitholders will not be liable to the trustees for any indemnification. See "Description of the Trust Units--Liability of Trust Unitholders." The trustee must ensure that all contractual liabilities of the trust are limited to the assets of the trust and will be liable for its failure to do so.

   Delaware law permits the trust unitholders to file actions seeking other remedies, including:

  .  removal of the trustee;

  .  specific performance;

  .  appointment of a receiver;

  .  an accounting by the trustee to trust unitholders; and

  .  punitive damages.

Duration of the Trust; Sale of Net Profits Interests

   The trust will dissolve if:

  .  the trust sells all of the net profits interests;

  . annual gross proceeds attributable to the underlying properties are less than $1 million for each of two consecutive years after 2000;

  . the holders of 80% or more of the outstanding trust units vote in favor of dissolution; or

  .  the trust violates the rule against perpetuities.

   The trustee would then sell all of the trust's assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.

Dispute Resolution

   Any dispute, controversy or claim that may arise between Cross Timbers and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators.

Compensation of the Trustee

   The trustees' compensation will be paid out of the trust's assets. See "The Trust."

Miscellaneous

   The trustee may consult with counsel, accountants, geologists and engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected for any action it takes in good faith reliance upon the opinion of the expert.

                         DESCRIPTION OF THE TRUST UNITS

   Each trust unit is an undivided share of the beneficial interest in the trust. Each trust unitholder has the same rights regarding each of his trust units as every other trust unitholder has regarding his units. The trust will have 25,000,000 trust units outstanding upon completion of this offering. In addition, the trust may issue up to an additional 3,000,000 trust units to Cross Timbers in exchange for the conveyance by Cross Timbers to the trust of additional net profits interests. See "Description of the Trust Agreement-- Conveyance of Additional Net Profits Interests."

Distributions and Income Computations

   Each month, the trustee will determine the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash received by the trust from the net profits interests and other sources that month, over the trust's liabilities for that month. Available funds will be reduced by any cash the trustee decides to hold as a reserve against future liabilities. Trust unitholders that own their trust units on the monthly record date, which is the end of the last business day of the month, will receive a pro-rata distribution no later than 10 business days after the monthly record date. The first distribution to trust unitholders purchasing trust units in this offering will be made around December 15, 1999 to trust unitholders owning trust units on November 30, 1999.

   Unless otherwise advised by counsel or the IRS, the trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders will recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes them. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month. The trustee could also make a payment in one month that would be amortized for tax purposes over several months. See "Federal Income Tax Consequences."

Transfer of Trust Units

   Trust unitholders may transfer their trust units by sending their trust unit certificate to the trustee along with a transfer form that is properly completed. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date. Delaware law will govern all matters affecting the title, ownership, warranty or transfer of trust units.

Periodic Reports

   The trustee will mail to trust unitholders quarterly reports showing the assets, liabilities, receipts and disbursements of the trust for each quarter except the fourth quarter. No later than 120 days following the end of each year, the trustee will mail to the trust unitholders an annual report containing audited financial statements of the trust.

   The trustee will file all required trust federal and state income tax and information returns. The trustee will prepare and mail to trust unitholders of record quarterly, and to all trust unitholders annually, reports that trust unitholders need to correctly report their share of the income and deductions of the trust.

   Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the trust and the trustee.

Liability of Trust Unitholders

   Under Delaware law, trust unitholders have the same limitation on personal liability as provided to stockholders of a Delaware corporation for profit. It is not clear, however, whether a Texas court would give effect to this limitation. If the limitation is not given effect, it is not clear whether a Texas court would hold a trust unitholder personally liable for the trust's liabilities if those liabilities exceeded the value of the trust's assets.

   Cross Timbers believes it is highly unlikely the trust could incur such excess liabilities. As a royalty interest, the trust's net profits interests are generally not subject to operational and environmental liabilities and obligations. The trust conducts no active business that would give rise to other business liabilities. The trustee has limited ability to incur obligations on behalf of the trust. The trustee must not enter into a contract without ensuring that all contractual liabilities of the trust are limited to claims against the assets of the trust. The trustee will be liable for its failure to do so. Because of the value and passive nature of the trust assets and the restrictions in the indenture on the power of the trustee to incur liabilities, Cross Timbers believes it is unlikely that a trust unitholder would incur any liability from the trust based on its ownership of trust units.

Voting Rights of Trust Unitholders

   Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

   The trustee or trust unitholders owning at least 15% of the outstanding trust units may call meetings of trust unitholders. Meetings must be held in Fort Worth, Texas. The trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

   Unless otherwise required by the trust indenture, a matter is approved by the vote of a majority of the trust units held by the trust unitholders at a meeting where there is a quorum. This is true, even if a majority of the total trust units did not approve it. The affirmative vote of the holders of 80% of the outstanding trust units is required to:

  .  terminate the trust;

  .  amend the trust indenture; or

  .  approve the sale of all or any material part of the assets of the trust.

   The trustee must consent before all or any part of the trust assets can be sold except in connection with the termination of the trust or limited sales directed by Cross Timbers in conjunction with its sale of underlying properties. The trustee may be removed, with or without cause, by the vote of the holders of a majority of the outstanding trust units.

Comparison of Trust Units and Common Stock

   You should be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

                                   Trust Units                    Common Stock
                                   -----------                    ------------
Voting.................. Limited voting rights.          Corporate statutes provide
                                                         specific voting rights to
                                                         stockholders on electing
                                                         directors and major corporate
                                                         transactions.

Income Tax.............. The trust is not subject to     Corporations are taxed on their
                         income tax; trust unitholders   income, and their stockholders
                         are directly subject to income  are taxed on dividends.
                         tax on their proportionate
                         shares of trust income,
                         adjusted for tax deductions.

Distributions........... Substantially all trust income  Stockholders receive dividends
                         is distributed to trust         at the discretion of the board
                         unitholders.                    of directors.

Business and Assets..... Interest is limited to specific A corporation conducts an
                         assets with a finite economic   active business for an
                         life.                           unlimited term and can reinvest
                                                         its earnings and raise
                                                         additional capital to expand.

Limited Liability....... Trust unitholders have the same Corporate laws provide that a limitations afforded corporate  stockholder is not liable for
                         stockholders under Delaware     the obligations and liabilities
                         law. Texas law, however, is not of the corporation, subject to
                         clear on limited liability of   limited exceptions.
                         trust unitholders. However, due
                         to the size and nature of the
                         trust assets, liability in
                         excess of the trust
                         unitholders' investment is
                         extremely unlikely.

Fiduciary Duties........ The trustees have only such     Officers and directors have a
                         duty to trust unitholders as is fiduciary duty of loyalty to
                         provided in the trust           stockholders and a duty to use
                         agreement. Cross Timbers does   due care in management and
                         not owe a fiduciary duty to the administration of a
                         trust, the trustees or trust    corporation.
                         unitholders.

                            SELLING TRUST UNITHOLDER

   Cross Timbers currently owns 100% of the 25,000,000 outstanding trust units. It is offering 10,000,000 trust units in this offering, or 11,500,000 trust units if the underwriters exercise their over-allotment option in full.

   Assuming the sale of all trust units offered in this offering and the exercise in full of the underwriters' over-allotment option, Cross Timbers will have 13,500,000 trust units, or 54% of the outstanding trust units available for future sale or distribution.

   Cross Timbers has announced that it may form additional royalty trusts with other properties. It may sell trust units, exchange them for oil and natural gas properties or use them for other corporate purposes.

   Prior to this offering there has been no public market for the trust units. Cross Timbers cannot predict the effect on future market prices, if any, of market sales of trust units or the availability of trust units for sale if it disposes of its remaining trust units. Nevertheless, sales of substantial amounts of trust units in the public market could adversely affect prevailing market prices.

                                 LEGAL MATTERS

   Counsel for Cross Timbers, Kelly, Hart & Hallman, P.C., Fort Worth, Texas, will give a legal opinion to the underwriters regarding matters related to this offering. Richards, Layton & Finger, P.C., Wilmington, Delaware, special Delaware counsel for Cross Timbers and the trust, will give a legal opinion as to the validity of the trust units. Counsel for the underwriters, Andrews & Kurth L.L.P., Houston, Texas, will give a legal opinion to the underwriters regarding other matters related to this offering. Butler & Binion, L.L.P., Houston, Texas, will give the tax opinion described in the section of this prospectus captioned "Federal Income Tax Consequences." Certain members of Kelly, Hart & Hallman, P.C. currently own approximately 23,200 shares of common stock of Cross Timbers, and certain partners of Butler & Binion, L.L.P. own 95,985 shares of common stock of Cross Timbers.

                                    EXPERTS

   Certain information appearing in this prospectus regarding the June 30, 1999 estimated quantities of reserves of the underlying properties and net profits interests owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd. independent petroleum engineers.

   The statements of revenues and direct operating expenses of the Underlying Properties, the statement of assets and trust corpus of Texas Permian Royalty Trust, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports relating to those financial statements, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   The trust and Cross Timbers have filed with the SEC in Washington, D.C. a registration statement, including all amendments, under the Securities Act of 1933 relating to the trust units. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. In addition, Cross Timbers files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any of Cross Timbers' reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. To obtain information on the operation of the public reference rooms you may call the SEC at (800) SEC-0330. Cross Timbers' filings are also available to the public on the SEC Internet Web site at http://www.sec.gov.

   The SEC allows Cross Timbers to "incorporate by reference" information Cross Timbers files with it, which means that Cross Timbers can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

   Cross Timbers incorporates by reference in this prospectus the following documents:

  .  its Annual Report on Form 10-K for the year ended December 31, 1998;

  . its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

  . its Current Reports on Form 8-K filed on February 16, 1999 (Amendment No. 2 to Report dated April 24, 1998), April 23, 1999 (Report dated April 8, 1999), May 24, 1999 (Amendment No. 1 to Report dated April 8,
     1999), May 27, 1999 (Report dated May 17, 1999), July 8, 1999 (Report dated July 1, 1999) and July 12, 1999 (Report dated July 7, 1999); and

  . all other documents filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to termination of the offering of the trust units.

   Information that Cross Timbers files later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included or incorporated by reference in this prospectus.

   As a recipient of this prospectus, you may request a copy of any document Cross Timbers incorporates by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you by writing or calling Cross Timbers at 810 Houston Street, Suite 2000, Fort Worth, Texas 76102, Attention: Investor Relations, telephone (817) 870-2800.

                 GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

   In this prospectus the following terms have the meanings specified below.

   Bbl--One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

   Bcf--One billion cubic feet of natural gas.

   BOE--One barrel of oil equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

   Btu--A British Thermal Unit, a common unit of energy measurement.

   Estimated Future Net Revenues--Also referred to as "estimated future net cash flows." The result of applying current prices of oil and natural gas to estimated future production from oil and natural gas proved reserves, reduced by estimated future expenditures, based on current costs to be incurred, in developing and producing the proved reserves, excluding overhead.

   MBbl--One thousand Bbls.

   MBOE--One thousand Bbls of oil equivalent (BOE).

   Mcf--One thousand cubic feet of natural gas.

   Mcfe--One thousand cubic feet of natural gas equivalent, computed on an approximate energy equivalent basis that one Bbl equals six Mcf.

   MMBtu--One million British Thermal Units (Btus).

   MMcf--One million cubic feet of natural gas.

   Natural Gas Revenue--Includes revenue related to the sale of natural gas, natural gas liquids and plant products.

   Net Oil and Natural Gas Wells or Acres--Determined by multiplying "gross" oil and natural gas wells or acres by the interest in such wells or acres represented by the underlying properties.

   Net Profits Interest (also called a net overriding royalty interest)--A nonoperating interest that creates a share in gross production from an operating or working interest in oil and gas properties. The share is measured by net profits from the sale of production.

   NYMEX--New York Mercantile Exchange, where futures and options contracts for the oil and natural gas industry and some precious metals are traded.

   Oil Revenue--Includes revenue related to the sale of oil and condensate production.

   Overriding Royalty Interest--A royalty interest created or "carved" out of a working or operating interest. Its term extends for the same term as the working interest from which it is carved.

   Proved Developed Reserves--Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

   Proved Reserves--The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

   The Securities and Exchange Commission definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

     Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

       (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

       (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

       (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

   Proved Undeveloped Reserves--Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

   Reserve-to-Production Index--An estimate, expressed in years, of the total estimated proved reserves attributable to a producing property divided by production from the property for the 12 months preceding the date as of which the proved reserves were estimated.

   Royalty Interest--A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interest have the exclusive right to exploit the mineral on the land.

   Standardized Measure of Discounted Future Net Cash Flows--Also referred to herein as "standardized measure." It is the present value of estimated future net revenues computed by discounting estimated future net revenues at a rate of 10% annually.

   The Financial Accounting Standards Board requires disclosure of standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities, per paragraph 30 of Statement of Financial Accounting Standards No. 69, as follows:

     A standardized measure of discounted future net cash flows relating to an enterprise's interests in (a) proved oil and gas reserves and (b) oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the enterprise participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves shall be disclosed as of the end of the year. The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes. The following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed:

  a. Future cash inflows. These shall be computed by applying year-end prices of oil and gas relating to the enterprise's proved reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

  b. Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

  c. Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the enterprise's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions, tax credits and allowances relating to the enterprise's proved oil and gas reserves.

  d. Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

  e. Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

  f. Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

   Working Interest (also called an operating interest)--A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and certain activities in connection with the development and operation of a property.

                         INDEX TO FINANCIAL STATEMENTS

Underlying Properties
  Report of Independent Public Accountants................................  F-2
  Statements of Revenues and Direct Operating Expenses for the Years Ended
   December 31, 1996, 1997 and 1998 and the Six Months Ended June 30, 1998
   and 1999...............................................................  F-3
  Notes to Financial Statements...........................................  F-4

Texas Permian Royalty Trust
  Pro Forma Statement of Assets and Trust Corpus as of December 31, 1998..  F-7
  Pro Forma Statement of Distributable Income for the Year Ended December
   31, 1998...............................................................  F-8
  Pro Forma Statement of Distributable Income for the Six Months Ended
   June 30, 1999..........................................................  F-9
  Notes to Pro Forma Financial Statements................................. F-10

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Cross Timbers Oil Company:

   We have audited the accompanying statements of revenues and direct operating expenses of the Underlying Properties of Cross Timbers Oil Company ("the Company") for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Underlying Properties for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Worth, Texas
August 4, 1999

                             UNDERLYING PROPERTIES

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

              For the Years Ended December 31, 1996, 1997 and 1998
                and the Six Months Ended June 30, 1998 and 1999

                                                                  Six Months
                                        Year Ended December 31, Ended June 30,
                                        ----------------------- ---------------
                                         1996    1997    1998    1998    1999
                                        ------- ------- ------- ------- -------
                                                                  (unaudited)
                                                    (in thousands)
Revenues
  Oil sales............................ $47,663 $51,783 $35,316 $19,901 $18,898
  Gas sales............................  14,168  17,016  15,726   8,139   6,702
                                        ------- ------- ------- ------- -------
    Total..............................  61,831  68,799  51,042  28,040  25,600
                                        ------- ------- ------- ------- -------
Direct Operating Expenses
  Production and property taxes and
   transportation......................   4,652   4,997   4,292   2,281   1,853
  Production expenses..................  15,377  15,597  15,842   7,159   7,018
                                        ------- ------- ------- ------- -------
    Total..............................  20,029  20,594  20,134   9,440   8,871
                                        ------- ------- ------- ------- -------
Excess of Revenues over Direct
 Operating Expenses.................... $41,802 $48,205 $30,908 $18,600 $16,729
                                        ======= ======= ======= ======= =======

                See Accompanying Notes to Financial Statements.

                             UNDERLYING PROPERTIES

                         NOTES TO FINANCIAL STATEMENTS

1. UNDERLYING PROPERTIES

   The Underlying Properties are predominantly working interests in producing properties currently owned by Cross Timbers Oil Company ("Company") in the Permian Basin of Texas and New Mexico. The Company will convey 80% defined net profits interests ("Net Profits Interests") in the Underlying Properties to the Texas Permian Royalty Trust ("Trust") as of September 30, 1999.

   All of the Underlying Properties were acquired by the Company from 1986 through July 1999. Significant property acquisitions were made by the Company during the periods presented in the accompanying financial statements. The accompanying statements include the historical revenues and direct operating expenses from these acquired properties for all periods presented.

2. BASIS OF PRESENTATION

   The statements of revenues and direct operating expenses of the Underlying Properties were derived from the historical accounting records of the Company (and prior owners for acquisitions occurring during the periods presented), and are presented on the accrual basis of accounting before the effects of conveyance of the Net Profits Interests. The statements do not include depreciation, depletion and amortization, general and administrative or interest expenses.

   Royalty income of the Trust is determined based on the defined 80% net profits interest percentage of net proceeds of the Underlying Properties. Net proceeds for each year ended December 31 is computed based on Company cash receipts and disbursements for the period from December of the prior year through November. Net proceeds for each six-month period ended June 30 is computed based on Company cash receipts and disbursements for the period December of the prior year through May. The computation also includes the following deductions for development costs and overhead on the properties. Accordingly, royalty income of the Trust is materially different from the excess of revenues over direct operating expenses from the Underlying Properties.

                                                               Six Months Ended
                                       Year Ended December 31       June 30
                                       ----------------------- -----------------
                                        1996    1997    1998     1998     1999
                                       ------- ------- ------- -------- --------
                                                    (in thousands)
   Development costs.................. $13,612 $36,494 $17,403 $  9,596 $  2,899
   Overhead...........................   3,127   3,344   3,852    1,877    1,952

3. RELATED PARTY TRANSACTIONS

   The Company sells a significant portion of natural gas production from the Underlying Properties, generally at amounts approximating monthly spot market prices, to its wholly owned subsidiary, Cross Timbers Energy Services, Inc. ("CTES"), which markets natural gas to third parties. Sales to CTES from the Underlying Properties were $2,714,000 in 1997, $8,068,000 in 1998, $3,324,000 in the six months ended June 30, 1998 and $4,142,000 in the six months ended June 30, 1999. There were no sales to CTES from the Underlying Properties in 1996.

4. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited)

   Proved oil and natural gas reserves of the Underlying Properties have been estimated as of June 30, 1999 by independent petroleum engineers. The reserve estimates provided for the Underlying Properties are before the effects of conveying the defined net profits interests to the Trust. In accordance with Statement of Financial Accounting Standards No. 69, estimates of future net revenues from proved reserves have been prepared using period-end oil and natural gas prices and current costs to produce and develop the proved reserves, excluding overhead. The

                             UNDERLYING PROPERTIES
standardized measure of future net cash flows from oil and natural gas reserves is calculated based on discounting such future net cash flows at an annual rate of 10%. Year-end realized crude oil prices were $18.59 per barrel for 1995, $24.46 per barrel for 1996, $15.67 per barrel for 1997, and $10.09 per barrel for 1998. Year-end weighted average realized natural gas prices were $1.82 per Mcf for 1995, $3.80 per Mcf for 1996, $2.58 per Mcf for 1997, and $1.91 per Mcf for 1998. At June 30, 1999, the realized crude oil price was $17.95 and the weighted average realized natural gas price was $2.24.

   The standardized measure of future net cash flows is not intended to represent the fair value of the Underlying Properties. Numerous uncertainties are inherent in estimating volumes and values of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the original estimates. Also, because natural gas prices are influenced by seasonal demand, use of period-end prices, as required by the Financial Accounting Standards Board, may not be representative in estimating future revenues or reserve data.

   Reserve estimates for Underlying Properties that were acquired between 1996 and 1999 are not available for periods prior to the date they were acquired by the Company. Estimated proved reserves and the related standardized measure of these properties were calculated as of December 31, 1995, 1996, 1997 and 1998, by adding production prior to the date acquired to estimates as of the acquisition dates.

Proved Reserves

                                                            Oil (Bbls) Gas (Mcf)
                                                            ---------- ---------
                                                               (in thousands)
   Balance, December 31, 1995..............................   32,501     78,444
     Revisions.............................................    1,521      3,015
     Extensions, discoveries and other additions...........    2,007      9,422
     Production............................................   (2,404)    (5,964)
                                                              ------    -------
   Balance, December 31, 1996..............................   33,625     84,917
     Revisions.............................................      146       (692)
     Extensions, discoveries and other additions...........    8,737     27,958
     Production............................................   (2,827)    (6,503)
                                                              ------    -------
   Balance, December 31, 1997..............................   39,681    105,680
     Revisions.............................................   (3,763)    (5,708)
     Extensions, discoveries and other additions...........      119      7,855
     Production............................................   (2,859)    (7,656)
                                                              ------    -------
   Balance, December 31, 1998..............................   33,178    100,171
     Revisions.............................................    5,312      3,621
     Extensions, discoveries and other additions...........      992        748
     Production............................................   (1,386)    (3,478)
                                                              ------    -------
   Balance, June 30, 1999..................................   38,096    101,062
                                                              ======    =======

Proved Developed Reserves

                                                            Oil (Bbls) Gas (Mcf)
                                                            ---------- ---------
                                                               (in thousands)
   December 31, 1995.......................................   22,296    65,826
                                                              ======    ======
   December 31, 1996.......................................   23,594    58,557
                                                              ======    ======
   December 31, 1997.......................................   26,173    66,889
                                                              ======    ======
   December 31, 1998.......................................   22,188    63,962
                                                              ======    ======
   June 30, 1999...........................................   26,129    63,853
                                                              ======    ======

                             UNDERLYING PROPERTIES

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved
   Reserves

                                                 December 31,
                                         ---------------------------- June 30,
                                            1996      1997     1998     1999
                                         ---------- -------- -------- --------
                                                    (in thousands)
   Future cash inflows.................. $1,129,484 $874,289 $528,882 $901,449
   Future costs:
     Production.........................    376,163  351,447  241,325  343,966
     Development........................     46,210   80,968   59,138   65,420
                                         ---------- -------- -------- --------
   Future net cash flows................    707,111  441,874  228,419  492,063
   10% discount factor..................    305,282  206,817  113,310  240,467
                                         ---------- -------- -------- --------
   Standardized measure of discounted
    future net cash flows............... $  401,829 $235,057 $115,109 $251,596
                                         ========== ======== ======== ========

  Changes in Standardized Measure of Discounted Future Net Cash Flows from
   Proved Reserves

                                                                        Six
                                                                       Months
                                        Year Ended December 31,        Ended
                                      ------------------------------  June 30,
                                        1996      1997       1998       1999
                                      --------  ---------  ---------  --------
                                                 (in thousands)
   Standardized measure, beginning
    of period.......................  $180,349  $ 401,829  $ 235,057  $115,109
                                      --------  ---------  ---------  --------
   Revisions:
     Prices and costs...............   223,080   (207,639)  (124,998)  161,801
     Quantity estimates.............     6,550     28,897    (15,088)  (19,037)
     Accretion of discount..........    16,051     35,925     21,759     4,885
     Future development costs.......   (14,565)   (61,054)     8,185     1,268
     Production rates and other.....       (36)       104        (37)       51
                                      --------  ---------  ---------  --------
       Net revisions................   231,080   (203,767) (110,179)   148,968
   Extensions, discoveries and other
    additions.......................    18,285     48,810      3,715     1,353
   Production.......................   (41,803)  (48,206)    (30,908)  (16,729)
   Development costs................    13,918     36,391     17,424     2,895
                                      --------  ---------  ---------  --------
     Net change.....................   221,480   (166,772)  (119,948)  136,487
                                      --------  ---------  ---------  --------
   Standardized measure, end of
    period..........................  $401,829  $ 235,057  $ 115,109  $251,596
                                      ========  =========  =========  ========

                          TEXAS PERMIAN ROYALTY TRUST

           PRO FORMA STATEMENT OF ASSETS AND TRUST CORPUS (Unaudited)

                                 June 30, 1999

                                                                (in thousands)
Net profits interests in oil and gas properties................    $191,324
                                                                   ========
Trust Corpus (25,000,000 units of beneficial interest
 authorized and outstanding)...................................    $191,324
                                                                   ========

           See Accompanying Notes to Pro Forma Financial Statements.

                          TEXAS PERMIAN ROYALTY TRUST

            PRO FORMA STATEMENT OF DISTRIBUTABLE INCOME (Unaudited)

                      For the Year Ended December 31, 1998
                  (in thousands, except for per Unit amounts)

                                                       Pro Forma
                                                  Adjustments (Note 2)
                                                  --------------------
                                        Underlying   Other     Cash
                                        Properties Costs (a) Basis (b) Pro Forma
                                        ---------- --------- --------- ---------
Revenues:
  Oil.................................   $35,316              $4,187    $39,503
  Gas.................................    15,726                 683     16,409
                                         -------              ------    -------
    Total Revenues....................    51,042               4,870     55,912
                                         -------              ------    -------
Direct Operating Expenses:
  Production and property taxes and
   transportation.....................     4,292                  44      4,336
  Production..........................    15,842                (757)    15,085
                                         -------              ------    -------
    Total.............................    20,134                (713)    19,421
                                         -------              ------    -------
Excess of revenues over direct operat-
 ing expenses.........................   $30,908               5,583     36,491
                                         =======              ======
Development costs.....................              $17,403    5,825     23,228
Overhead..............................                3,852      (27)     3,825
                                                                        -------
Net proceeds.........................................................     9,438
Net profits percentage...............................................        80%
                                                                        -------
Trust royalty income.................................................     7,550
Administrative expense...............................................       300
                                                                        -------
Distributable income.................................................   $ 7,250
                                                                        =======
Distributable income per Unit (25,000,000 Trust Units issued and out-
 standing--Note 1)...................................................   $  0.29
                                                                        =======

           See Accompanying Notes to Pro Forma Financial Statements.

                          TEXAS PERMIAN ROYALTY TRUST

            PRO FORMA STATEMENT OF DISTRIBUTABLE INCOME (Unaudited)

                     For the Six Months Ended June 30, 1999
                  (in thousands, except for per Unit amounts)

                                                       Pro Forma
                                                  Adjustments (Note 2)
                                                  --------------------
                                        Underlying   Other     Cash
                                        Properties Costs (a) Basis (b) Pro Forma
                                        ---------- --------- --------- ---------
Revenues:
  Oil.................................   $18,898              $(2,888)  $16,010
  Gas.................................     6,702                  652     7,354
                                         -------              -------   -------
    Total Revenues....................    25,600               (2,236)   23,364
                                         -------              -------   -------
Direct Operating Expenses:
  Production and property taxes and
   transportation.....................     1,853                  432     2,285
  Production..........................     7,018                  811     7,829
                                         -------              -------   -------
    Total.............................     8,871                1,243    10,114
                                         -------              -------   -------
Excess of revenues over direct operat-
 ing expenses.........................   $16,729               (3,479)   13,250
                                         =======              =======
Development costs.....................              $2,899      4,469     7,368
Overhead..............................               1,952        (17)    1,935
                                                                        -------
Net proceeds.........................................................     3,947
Net profits percentage...............................................        80%
                                                                        -------
Trust royalty income.................................................     3,158
Administrative expense...............................................       150
                                                                        -------
Distributable income.................................................   $ 3,008
                                                                        =======
Distributable income per Unit (25,000,000 Trust Units issued and out-
 standing--Note 1)...................................................   $  0.12
                                                                        =======

           See Accompanying Notes to Pro Forma Financial Statements.

                          TEXAS PERMIAN ROYALTY TRUST

              NOTES TO PRO FORMA FINANCIAL STATEMENTS (Unaudited)


1. BASIS OF PRESENTATION

   Texas Permian Royalty Trust ("Trust") will be created by Cross Timbers Oil Company ("Company") by conveying net profits interests ("Net Profits Interests") from the Underlying Properties to the Trust in exchange for 25 million units of beneficial interest in the Trust.

   The pro forma statement of assets and trust corpus is presented as if the Trust were created June 30, 1999. The Net Profits Interests are presented at the Company's historical net book value at June 30, 1999 based on the successful efforts method of accounting.


   The pro forma statements of distributable income for the year ended December 31, 1998 and for the six months ended June 30, 1999 have been prepared from the historical statements of revenues and direct operating expenses of the Underlying Properties, adjusted to the cash basis, and based on the following assumptions:

     a. The Trust was formed and the Net Profits Interests were conveyed to the Trust prior to December 1, 1997.

     b. Net proceeds related to the Net Profits Interests are received and recorded as royalty income by the Trust in the month following their receipt by the Company from the Underlying Properties. Generally the Trust will receive and record royalty income two months after the month of production. This basis for recognizing royalty income differs from generally accepted accounting principles which requires that revenues be accrued in the month of production.

     c. Royalty income is calculated based on 80% of the Net Proceeds from the Underlying Properties. Net Proceeds is a defined term in the Net Profits Interests conveyances to the Trust.

     d. Administrative expense is estimated to be $300,000 for the year and $150,000 for six months. Such expense generally would include Trustee fees and costs incurred by the Trustee to administer the Trust and report Trust results to Unitholders, including the expense of attorneys, independent auditors, reservoir engineers, printing and mailing.

2. PRO FORMA ADJUSTMENTS

   The following pro forma adjustments were made to the historical revenues and direct operating expenses of the Underlying Properties to present Trust pro forma distributable income for the year ended December 31, 1998 and the six months ended June 30, 1999:

     a. Historical development costs of $17,403,000 for 1998 and $2,899,000 for the six months ended June 30, 1999, and a Company overhead charge of $3,852,000 for 1998 and $1,952,000 for the six months ended June 30, 1999.
  The overhead charge is based on a monthly count of active wells operated by the Company and is specified by the terms of the Net Profits Interests conveyances to the Trust.

     b. Adjustment from the accrual basis to the cash basis of accounting. Pro forma distributable income for the year ended December 31, 1998 is based on Net Proceeds received by the

                          TEXAS PERMIAN ROYALTY TRUST

  Company in December 1997 through November 1998, and for the six months ended June 30, 1999 is based on Net Proceeds received by the Company in December 1998 through May 1999.

3. FEDERAL INCOME TAXES

   As a grantor trust, the Trust will not be required to pay federal income taxes. Accordingly, the accompanying pro forma statement of distributable income does not include a provision for federal income taxes.

4. PRO FORMA SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION

   Proved oil and natural gas reserves of the Trust have been estimated as of June 30, 1999 by independent petroleum engineers. In accordance with Statement of Financial Accounting Standards No. 69, estimates of future net revenues from proved reserves have been prepared using period-end oil and natural gas prices and current costs to produce and develop the proved reserves. The standardized measure of future net cash flows from oil and natural gas reserves is calculated based on discounting such future net cash flows at an annual rate of 10%. Year-end realized crude oil prices were $15.67 and $10.09 per barrel at December 31, 1997 and 1998, respectively, and $17.95 per barrel at June 30, 1999. Weighted average realized gas prices were $2.58 and $1.91 per Mcf at December 31, 1997 and 1998, respectively, and $2.24 per Mcf at June 30, 1999. As the Trust is not subject to taxation at the trust level, no provision is included for federal income taxes.

   Reserve quantities and revenues for the Net Profits Interests were estimated from projections of reserves and revenues attributable to the Underlying Properties. Since the Trust has a defined net profits interest, the Trust does not own a specific ownership percentage of the oil and natural gas reserves or production quantities. Accordingly, reserves and production allocated to the Trust pertaining to its 80% net profits interest in the working interest properties have effectively been reduced to reflect recovery of the Trust's 80% portion of applicable production and development costs, excluding overhead and trust administrative expenses. Because Trust reserve quantities are determined using an allocation formula, any fluctuations in actual or assumed prices or costs will result in revisions to the estimated reserve quantities allocated to the Net Profits Interests.

   The Net Profits Interests' 80% share of production and development costs are netted in royalty income received by the Net Profits Interests. Accordingly, these costs are not shown separately as future costs in calculating the standardized measure. Only production taxes, calculated at the same rate as incurred on the underlying properties, is included in future production costs in calculating the standardized measure.

                          TEXAS PERMIAN ROYALTY TRUST

   The standardized measure of future net cash flows is not intended to represent the fair value of the Trust. Numerous uncertainties are inherent in estimating volumes and values of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the original estimates. Also, because natural gas prices are influenced by seasonal demand, use of period-end prices, as required by the Financial Accounting Standards Board, may not be representative in estimating future revenues or reserve data.

                                                        Oil (Bbls)  Gas (Mcf)
                                                       ------------ ----------
                                                           (in thousands)
   Proved Reserves
   Balance, January 1, 1998...........................     17,020      45,006
     Revisions........................................     (4,483)    (10,934)
     Extensions, discoveries and other additions......         52       3,404
     Production.......................................       (433)     (1,067)
                                                        ---------    --------
   Balance, December 31, 1998.........................     12,156      36,409
     Revisions........................................      5,347      10,612
     Extensions, discoveries and other additions......        271         204
     Production.......................................       (205)       (592)
                                                        ---------    --------
   Balance, June 30, 1999.............................     17,569      46,633
                                                        =========    ========
   Proved Developed Reserves
   January 1, 1998....................................     12,095      30,861
                                                        =========    ========
   December 31, 1998..................................      8,751      25,193
                                                        =========    ========
   June 30, 1999......................................     12,358      30,374
                                                        =========    ========
   Standardized Measure of Discounted Future Net Cash
    Flows Relating to Proved Reserves
                                                       December 31,  June 30,
                                                           1998        1999
                                                       ------------ ----------
                                                           (in thousands)
   Future cash inflows................................  $ 193,110    $416,083
   Future production taxes and transportation.........     10,375      22,433
                                                        ---------    --------
   Future net cash flows..............................    182,735     393,650
   10% discount factor................................     90,648     192,373
                                                        ---------    --------
   Standardized measure of discounted future net cash
    flows.............................................  $  92,087    $201,277
                                                        =========    ========
   Changes in Standardized Measure of Discounted Fu-
    ture Net Cash Flows from Proved Reserves
                                                        Year Ended  Six Months
                                                       December 31, Ended June
                                                           1998      30, 1999
                                                       ------------ ----------
                                                           (in thousands)
   Standardized measure, beginning of period..........  $ 188,046    $ 92,087
   Extensions, discoveries and other additions........      2,972       1,082
   Trust royalty income...............................     (7,550)     (3,158)
   Changes in prices and other........................   (108,788)    107,358
   Accretion of discount..............................     17,407       3,908
                                                        ---------    --------
   Standardized measure, end of period................  $  92,087    $201,277
                                                        =========    ========

                                  UNDERWRITING

   Cross Timbers and the underwriters named below have entered into an underwriting agreement with respect to the trust units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of trust units indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc., Banc of America Securities LLC, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Salomon Smith Barney Inc. are the representatives of the underwriters.

                                                                     Number of
       Underwriter                                                  Trust Units
       -----------                                                  -----------
Goldman, Sachs & Co................................................
Lehman Brothers Inc................................................
Banc of America Securities LLC.....................................
Dain Rauscher Wessels..............................................
Salomon Smith Barney Inc...........................................
                                                                    ----------
  Total............................................................ 10,000,000
                                                                    ==========

   If the underwriters sell more trust units than the total number shown in the table above, the underwriters have an option to buy up to an additional 1,500,000 trust units from Cross Timbers to cover such sales. They may exercise that option for 30 days. If any trust units are purchased pursuant to this option, the underwriters will severally purchase trust units in approximately the same proportion shown in the table above.

   The following table shows the per trust unit and total underwriting discounts and commissions to be paid to the underwriters by Cross Timbers. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,500,000 additional trust units.

                                                          Paid by Cross Timbers
                                                          ----------------------
                                                             No
                                                          Exercise Full Exercise
                                                          -------- -------------
Per trust unit...........................................
  Total..................................................

   Trust units sold by the underwriters to the public will initially be offered at the initial public offering price shown on the cover of this prospectus. Any trust units sold by the underwriters to securities dealers may be sold at a discount of up to $ . per trust unit from the initial public offering price. Any such securities dealers may resell any trust units purchased from the underwriters to certain other brokers or dealers at a discount of up to $ .
per trust unit from the initial public offering price. If all the trust units are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

   Cross Timbers and its executive officers have agreed with the underwriters not to dispose of or hedge any of their trust units or securities convertible into or exchangeable for trust units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

   Prior to the offering, there has been no public market for the trust units. The initial public offering price will be negotiated among Cross Timbers and the representatives. Among the factors considered in determining the initial public offering price of the trust units, in addition to prevailing market conditions, will be estimates of distributions to trust unitholders and overall quality of the underlying properties.

   Cross Timbers will apply to list the trust units on the New York Stock Exchange under the symbol "TPT." In order to meet one of the requirements for listing the trust units on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more trust units to a minimum of 400 beneficial holders to establish at least 1,000,000 trust units in the public float having a minimum total public market value of $4,000,000.

   In connection with the offering, the underwriters may purchase and sell trust units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of trust units than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the trust units while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the representatives repurchased trust units sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the trust units. As a result, the price of the trust units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of trust units offered.

   On July 1, 1999, Cross Timbers acquired, with an affiliate of Lehman Brothers Inc., the common stock of Spring Holding Company, a private oil and gas company located in Tulsa, Oklahoma, for total consideration of $85 million. Cross Timbers and the Lehman Brothers affiliate each indirectly own, through a holding company, 50% of Spring and have equal board representation and control of Spring.

   On August 2, 1999, Cross Timbers announced that it and the affiliate of Lehman Brothers Inc. agreed to purchase certain oil and natural gas properties from Ocean Energy, Inc. for $235.3 million in cash. Cross Timbers and the Lehman Brothers affiliate will each contribute approximately $50 million in cash to the holding company that will acquire the properties. The balance of the purchase price will be financed through a loan arranged by affiliates of Lehman Brothers Inc.

   As a result of the Spring and Ocean transactions, Cross Timbers and the Lehman Brothers affiliate will each own a 50% equity interest in the holding company. At a later date, Cross Timbers will have the right to purchase, and the Lehman Brothers affiliate will have the right to sell to Cross Timbers, the affiliate's 50% equity interest.

   Cross Timbers estimates that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $800,000.

   Cross Timbers and the trust have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The trust's indemnity obligations are limited to the assets of the trust, and neither the trustee nor any unitholder will have any obligation to indemnify the underwriters.

                                                                      EXHIBIT A

                         [MILLER AND LENTS LETTERHEAD]

                                August 4, 1999

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, TX 76102

                                 Re:Underlying Properties (100%)
                                 Relating to the Texas Permian Royalty Trust
                                 As of July 1, 1999
                                 SEC Pricing Case

Gentlemen:

   At your request, we estimated the proved reserves and future net revenue as of July 1, 1999, attributable to the Cross Timbers Oil Company interest in certain oil and gas properties prior to inclusion in the Texas Permian Royalty Trust, i.e., Underlying Properties (100%). The properties are located in the Permian Basin of West Texas and eastern New Mexico. The aggregate results of our evaluations are as follows:

                          Net Reserves as of
                                7/1/99               Future Net Revenue
                             ------------------------------------------------
                           Oil and
                         Condensate,   Gas,    Undiscounted,  Discounted at
    Reserves Category      MBbls.      MMcf         M$       10% Per Year, M$
-----------------------------------------------------------------------------
  New Mexico
-----------------------------------------------------------------------------
    Proved Developed
     Producing             2,450.6    12,211.4    41,984.8       23,924.0
-----------------------------------------------------------------------------
    Proved Nonproducing      152.3       505.0     2,388.0          621.1
-----------------------------------------------------------------------------
    Proved Undeveloped       389.7       604.3     3,404.9        1,079.7
-----------------------------------------------------------------------------
      Subtotal             2,992.6    13,320.7    47,777.7       25,624.8
-----------------------------------------------------------------------------
  Texas
-----------------------------------------------------------------------------
    Proved Developed
     Producing            21,595.4    46,211.4   270,070.0      168,648.8
-----------------------------------------------------------------------------
    Proved Nonproducing    1,931.0     4,924.9    27,728.3       10,040.1
-----------------------------------------------------------------------------
    Proved Undeveloped    11,577.4    36,605.1   146,486.8       47,282.3
-----------------------------------------------------------------------------
      Subtotal            35,103.8    87,741.4   444,285.1      225,971.2
-----------------------------------------------------------------------------
  Total Texas Permian
   Royalty Trust
-----------------------------------------------------------------------------
    Proved Developed
     Producing            24,046.0    58,422.8   312,054.8      192,572.8
-----------------------------------------------------------------------------
    Proved Nonproducing    2,083.3     5,429.9    30,116.3       10,661.2
-----------------------------------------------------------------------------
    Proved Undeveloped    11,967.1    37,209.4   149,891.7       48,362.0
-----------------------------------------------------------------------------
      TOTAL               38,096.4   101,062.1   492,062.8      251,596.0

                         [MILLER AND LENTS LETTERHEAD]

Cross Timbers Oil Company                                        August 4, 1999
                                                                         Page 2

   These estimates were computed, at your instruction, by deducting estimated production and net revenue for the period January 1, 1999 to June 30, 1999 from our January 1, 1999 estimates of proved reserves and future net revenue, which we reported to you in our letter of March 22, 1999. In our judgment, the projections of future oil and gas production employed in our March 22, 1999 report are, in the aggregate, representative of current trends. We base this judgment on our review of the production trends for the University Block 9, Prentice, Crockett, Cornell, Russell, and other areas that, in total, represent 100 percent of the estimated proved developed producing reserves for the Texas Permian Royalty Trust.

   Our estimates also include additional interests in the Cornell Unit that were acquired by Cross Timbers as of August 1, 1999. These reserves and net revenue were evaluated as of August 1, 1999 and were added to the reserves and net revenue of the other properties with no adjustment for the one-month difference in the evaluation date.

   We performed evaluations, which are designated as the SEC Pricing Case, using price, expense, and gas production curtailment premises specified by you and described in detail on Attachment 1.

   Proved reserves and future net revenue were estimated in accordance with the provisions contained in Securities and Exchange Commission Regulation S-X, Rule 4-10. The Securities and Exchange Commission definition of proved reserves is shown on Attachment 2. Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market values for the estimated reserves. We assumed that abandonment costs would be equal to salvage values at abandonment. Future costs, if any, for restoration of producing properties to satisfy environmental standards were not deducted from future revenues as such estimates are beyond the scope of this assignment.

   Following Attachment 2 is a list of exhibits which include annual projections of future production and net revenue for each state and reserve category. Also included in the exhibits are one-line summaries for the total royalty trust and for each state showing the proved reserves and future net revenue for the individual properties. Projections of individual property future production and net revenue are included in separate volumes to this report. These exhibits and volumes should not be relied upon independently of this narrative.

   The proved developed producing reserves and production forecasts were estimated by production decline extrapolations, water-oil ratio trends, P/-Z declines, or in a few cases, by volumetric calculations. For some properties with insufficient performance history to establish trends, we estimated future production by analogy with other properties with similar characteristics. The past performance trends of many properties were influenced by production curtailments, workovers, waterfloods, and/or infill drilling. Actual future production may require that our estimated trends be significantly altered.

   The estimated proved undeveloped reserves require significant capital expenditures such as drilling and completion costs. The proved undeveloped reserve estimates for infill wells are based on analogies to similar infill wells in the same field and/or the production histories of offset wells in the same field.

                         [MILLER AND LENTS LETTERHEAD]

Cross Timbers Oil Company                                        August 4, 1999
                                                                         Page 3

   Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves was produced.

   With the exception of a few properties, the data employed in our determinations of proved reserves and future net income were provided by Cross Timbers Oil Company. We obtained pressure and production information from independent sources for some properties that had insufficient data from Cross Timbers Oil Company to employ as bases for reserve estimates. The current expenses for each lease were obtained from operating statements provided by Cross Timbers Oil Company except for certain leases where Cross Timbers Oil Company deducted items considered by Cross Timbers Oil Company to be nonrecurring expenditures. No overhead was included for those properties operated by Cross Timbers Oil Company. For some properties, such as large waterfloods, Cross Timbers Oil Company assumed a decline in variable operating costs due to depleting production which was derived by forecasting a decrease in the property well count. None of the data provided to us by Cross Timbers Oil Company, including, but not limited to, graphical representations and tabulations of past production performance, well tests and pressures, ownership interests, prices, and operating costs, were verified by us as such was not within the scope of our assignment.

   The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

   Our workpapers and data are in our files and available for review upon request. If you have any questions regarding the above, or if we can be of further assistance, please call.

                                          Very truly yours,

                                          MILLER AND LENTS, LTD.

                                          By  /s/  James C. Pearson
                                            -------------------------
                                            James C. Pearson
                                            President

                                                                    Attachment 1


                                     7-1-99

                          UNDERLYING PROPERTIES (100%)

                                RELATING TO THE

                          TEXAS PERMIAN ROYALTY TRUST

                                SEC PRICING CASE

A.Oil Price        All oil/condensate prices held constant at $17.95 per
                   barrel through the life of the property.

B.Gas Price        Estimated 7/1/99 price held constant through the life of
                   the property.

C.Operating Costs  Current expenses held constant through the life of the property.

D.Discount Rate    10% per year.

                                                                   Attachment 2

                          Proved Reserves Definitions
                              In Accordance With
               Securities and Exchange Commission Regulation S-X

Proved Oil and Gas Reserves

   Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

  1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and
     (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provides support for the engineering analysis on which the project or program was based.

  3. Estimates of proved reserves do not include the following:

    a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

    b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

    c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

    d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

   Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.

Proved Developed Oil and Gas Reserves

   Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Oil and Gas Reserves

   Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

                                                                       EXHIBIT B

                         [MILLER AND LENTS LETTERHEAD]

                                 August 5, 1999

Cross Timbers Oil Company
810 Houston Street, Suite 2000
Fort Worth, TX 76102

                                 Re:Texas Permian Royalty Trust
                                 80% Net Profits Interests
                                 As of July 1, 1999
                                 SEC Pricing Case

Gentlemen:

   At your request, we estimated the proved reserves and future net revenue as of July 1, 1999, attributable to the Texas Permian Royalty Trust interest in certain oil and gas properties. The properties are located in the Permian Basin of West Texas and eastern New Mexico. The aggregate results of our evaluations are as follows:

                          Net Reserves as of
                                7/1/99              Future Net Revenue
                             -----------------------------------------------
                           Oil and
                         Condensate,   Gas,   Undiscounted,  Discounted at
    Reserves Category      MBbls.      MMcf        M$       10% Per Year, M$
----------------------------------------------------------------------------
  New Mexico
----------------------------------------------------------------------------
    Proved Developed
     Producing             1,211.5    6,036.7    33,587.8       19,139.3
----------------------------------------------------------------------------
    Proved Nonproducing       78.0      258.5     1,910.4          496.9
----------------------------------------------------------------------------
    Proved Undeveloped       134.8      209.0     2,723.9          863.7
----------------------------------------------------------------------------
      Subtotal             1,424.3    6,504.2    38,222.1       20,499.9
----------------------------------------------------------------------------
  Texas
----------------------------------------------------------------------------
    Proved Developed
     Producing            10,111.8   21,637.8   216,056.0      134,919.0
----------------------------------------------------------------------------
    Proved Nonproducing      957.0    2,440.7    22,182.7        8,032.1
----------------------------------------------------------------------------
    Proved Undeveloped     5,076.2   16,049.8   117,189.4       37,825.9
----------------------------------------------------------------------------
      Subtotal            16,145.0   40,128.3   355,428.1      180,777.0
----------------------------------------------------------------------------
  Total Texas Permian
   Royalty Trust
----------------------------------------------------------------------------
    Proved Developed
     Producing            11,323.3   27,674.5   249,643.8      154,058.3
----------------------------------------------------------------------------
    Proved Nonproducing    1,035.0    2,699.2    24,093.1        8,529.0
----------------------------------------------------------------------------
    Proved Undeveloped     5,211.0   16,258.8   119,913.3       38,689.6
----------------------------------------------------------------------------
      TOTAL               17,569.3   46,632.5   393,650.2      201,276.9

                         [MILLER AND LENTS LETTERHEAD]

Cross Timbers Oil Company                                        August 5, 1999
                                                                         Page 2

   These estimates were computed, at your instruction, by deducting estimated production and net revenue for the period January 1, 1999 to June 30, 1999 from our January 1, 1999 estimates of proved reserves and future net revenue, which we reported to you in our letter of March 22, 1999. In our judgment, the projections of future oil and gas production employed in our March 22, 1999 report are, in the aggregate, representative of current trends. We base this judgment on our review of the production trends for the University Block 9, Prentice, Crockett, Cornell, Russell, and other areas that, in total, represent 100 percent of the estimated proved developed producing reserves for the Texas Permian Royalty Trust.

   Our estimates also include additional interests in the Cornell Unit that were acquired by Cross Timbers as of August 1, 1999. These reserves and net revenue were evaluated as of August 1, 1999 and were added to the reserves and net revenue of the other properties with no adjustment for the one-month difference in the evaluation date.

   We performed evaluations, which are designated as the SEC Pricing Case, using price, expense, and gas production curtailment premises specified by you and described in detail on Attachment 1.

   The Texas Permian Royalty Trust interests evaluated herein are comprised of an 80 percent net profits interest of certain Cross Timbers Oil Company properties presented in our report, "Underlying Properties (100%) Relating to the Texas Permian Royalty Trust, as of July 1, 1999, SEC Pricing Case," dated August 4, 1999, incorporated herein by reference. At your instruction, the net oil and condensate reserves and the net natural gas reserves attributable to the Texas Permian Royalty Trust interests were computed from 80 percent of the Cross Timbers Oil Company interests in those properties after adjustment for the estimated reserves attributable to the future operating expenses and capital costs. As a result of this procedure, a change in the future costs or prices or capital expenditures different from those projected herein may result in a change in the computed reserves to the net interests even if there are no revisions or additions to the gross reserves attributable to the property.

   Proved reserves and future net revenue were estimated in accordance with the provisions contained in Securities and Exchange Commission Regulation S-X, Rule 4-10. The Securities and Exchange Commission definition of proved reserves is shown on Attachment 2. Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market values for the estimated reserves. We assumed that abandonment costs would be equal to salvage values at abandonment. Future costs, if any, for restoration of producing properties to satisfy environmental standards were not deducted from future revenues as such estimates are beyond the scope of this assignment.

   The proved developed producing reserves and production forecasts were estimated by production decline extrapolations, water-oil ratio trends, P/-Z declines, or in a few cases, by volumetric calculations. For some properties with insufficient performance history to establish trends, we estimated future production by analogy with other properties with similar characteristics. The past performance trends of many properties were influenced by production curtailments, workovers, waterfloods, and/or infill drilling. Actual future production may require that our estimated trends be significantly altered.

                         [MILLER AND LENTS LETTERHEAD]

Cross Timbers Oil Company                                        August 5, 1999
                                                                         Page 3

   The estimated proved undeveloped reserves require significant capital expenditures such as drilling and completion costs. The proved undeveloped reserve estimates for infill wells are based on analogies to similar infill wells in the same field and/or the production histories of offset wells in the same field.

   Reserve estimates from volumetric calculations and from analogies are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves was produced.

   With the exception of a few properties, the data employed in our determinations of proved reserves and future net income were provided by Cross Timbers Oil Company. We obtained pressure and production information from independent sources for some properties that had insufficient data from Cross Timbers Oil Company to employ as bases for reserve estimates. The current expenses for each lease were obtained from operating statements provided by Cross Timbers Oil Company except for certain leases where Cross Timbers Oil Company deducted items considered by Cross Timbers Oil Company to be nonrecurring expenditures. No overhead was included for those properties operated by Cross Timbers Oil Company. For some properties, such as large waterfloods, Cross Timbers Oil Company assumed a decline in variable operating costs due to depleting production which was derived by forecasting a decrease in the property well count. None of the data provided to us by Cross Timbers Oil Company, including, but not limited to, graphical representations and tabulations of past production performance, well tests and pressures, ownership interests, prices, and operating costs, were verified by us as such was not within the scope of our assignment.

   The evaluations presented in this report, with the exceptions of those parameters specified by others, reflect our informed judgments based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

   Our workpapers and data are in our files and available for review upon request. If you have any questions regarding the above, or if we can be of further assistance, please call.

                                          Very truly yours,

                                          MILLER AND LENTS, LTD.

                                             /s/ Larry M. Gring
                                          By___________________________________
                                            Larry M. Gring
                                            Senior Vice President

                                                                    Attachment 1


                                     7-1-99

                          TEXAS PERMIAN ROYALTY TRUST

                           80% NET PROFITS INTERESTS

                                SEC PRICING CASE

A.Oil Price        All oil/condensate prices held constant at $17.95 per
                   barrel through the life of the property.

B.Gas Price        Estimated 7/1/99 price held constant through the life of
                   the property.

C.Operating Costs  Current expenses held constant through the life of the property.

D.Discount Rate    10% per year.

                                                                   Attachment 2

                          Proved Reserves Definitions
                              In Accordance With
               Securities and Exchange Commission Regulation S-X

Proved Oil and Gas Reserves

   Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

  1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and
     (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provides support for the engineering analysis on which the project or program was based.

  3. Estimates of proved reserves do not include the following:

    a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

    b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

    c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

    d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

   Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.

Proved Developed Oil and Gas Reserves

   Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Oil and Gas Reserves

   Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell the Trust Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Forward-Looking Statements................................................   15
Use of Proceeds...........................................................   15
Cross Timbers.............................................................   15
The Trust.................................................................   16
Projected Cash Distributions..............................................   16
The Underlying Properties.................................................   21
Computation of Net Proceeds...............................................   33
Federal Income Tax Consequences...........................................   36
State Tax Considerations..................................................   40
ERISA Considerations......................................................   41
Description of the Trust Agreement........................................   41
Description of the Trust Units............................................   45
Selling Trust Unitholder..................................................   49
Legal Matters.............................................................   49
Experts...................................................................   49
Available Information.....................................................   49
Glossary of Certain Oil and Natural Gas Terms.............................   51
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1
Summary Reserve Reports............................................Exhibits A&B

                                ---------------

  Through and including       , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                            10,000,000 Trust Units

                          Texas Permian Royalty Trust


                                ---------------

                                  PROSPECTUS

                                ---------------


                             Goldman, Sachs & Co.

                                Lehman Brothers

                        Banc of America Securities LLC

                             Dain Rauscher Wessels
                   a division of Dain Rauscher Incorporated

                             Salomon Smith Barney

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus forming a part of this Registration Statement.

Item 13. Other Expenses of Issuance and Distribution.

  Except for the Registration Fee and the NASD Filing Fee, the following itemized table sets forth estimates of those expenses payable by Cross Timbers Oil Company ("the Company") in connection with the offer and sale of the securities offered hereby:

   Registration Fee................................................... $ 35,167
   New York Stock Exchange Listing Fee................................   70,000
   NASD Filing Fee....................................................   13,150
   Printing and Engraving Expenses....................................  175,000
   Legal Fees and Expenses............................................  150,000
   Accountants' Fees and Expenses.....................................   50,000
   Miscellaneous Fees and Expenses....................................  306,683
                                                                       --------
   Total.............................................................. $800,000
                                                                       ========

Item 14. Indemnification of Directors and Officers.

  Section 6.02 of the Trust Agreement provides that the trustee will be indemnified by the trust estate or, if trust assets are insufficient, by the Company, against any and all liability and expenses incurred by it individually or as trustee in the administration of the trust and the trust estate, except for any liability or expense resulting from fraud or gross negligence or acts or omissions in bad faith.

  The Company is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Certificate of Incorporation of the Company permits indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL. Reference is made to the Certificate of Incorporation of the Company.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Company's Certificate of Incorporation contains such a provision.

  The above discussion of the Company's Certificate of Incorporation and of Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes.

  Additionally, the Company has acquired directors' and officers' insurance in the amount of $10 million, which provides an exclusion from coverage for liability under the federal securities laws.

Item 15. Recent Sales of Unregistered Securities.

  None.

Item 16. Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
   1.1*  --Form of Underwriting Agreement.
   4.1*  --Texas Permian Royalty Trust Agreement.
   5.1*  --Opinion of Richard, Layton & Finger, P.C., as to legality of the securities registered hereby.
   8.1*  --Opinion of Butler & Binion, L.L.P. regarding federal income tax matters.
  10.1*  --Form of 80% Net Overriding Royalty Conveyance--Texas.
  10.2*  --Form of 80% Net Overriding Royalty Conveyance--New Mexico.
  15.1   --Awareness letter of Arthur Andersen LLP.
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of Miller and Lents, Ltd.
  23.3*  --Consent of Richard, Layton & Finger, P.C. (set forth in their opinion filed as Exhibit 5.1).
  23.4*  --Consent of Butler & Binion, L.L.P. (set forth in their opinion filed as Exhibit 8.1).
  24.1   --Powers of attorney (set forth on the signature page hereof).

--------
* To be filed by amendment.

Item 17. Undertakings.

  The Company hereby undertakes:

  (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (c) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed a part of this registration statement as of the time it was declared effective.

  (d) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the trustee and the Company have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the trust or the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Trust or the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on August 23, 1999.

                                          CROSS TIMBERS OIL COMPANY,
                                           for itself and as sponsor of the
                                           Texas Permian Royalty Trust,
                                           a trust to be formed

                                          By /s/ Bob R. Simpson
                                            -----------------------------------
                                             Bob R. Simpson
                                             Chairman of the Board


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints J. Richard Seeds and Louis G. Baldwin, and each of them, any one of whom may act without the joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments and post-effective amendments thereto, as such attorney-in-fact may deem necessary or appropriate.

          /s/ Bob R. Simpson           Director, Chairman of the    August 23, 1999
______________________________________  Board and Chief Executive
            Bob R. Simpson              Officer (Principal
                                        Executive Officer)

         /s/ Steffen E. Palko          Director, Vice Chairman of   August 23, 1999
______________________________________  the Board and President
           Steffen E. Palko

         /s/ J. Richard Seeds          Director, Executive Vice     August 23, 1999
______________________________________  President
           J. Richard Seeds

       /s/ J. Luther King, Jr.         Director                     August 23, 1999
______________________________________
         J. Luther King, Jr.

         /s/ Jack P. Randall           Director                     August 23, 1999
______________________________________
           Jack P. Randall

         /s/ Scott G. Sherman          Director                     August 23, 1999
______________________________________
           Scott G. Sherman

         /s/ Louis G. Baldwin          Senior Vice President and    August 23, 1999
______________________________________  Chief Financial Officer
           Louis G. Baldwin             (Principal Financial
                                        Officer)

        /s/ Beniie G. Kniffen          Senior Vice President and    August 23, 1999
______________________________________  Controller (Principal
          Bennie G. Kniffen             Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit
 Number                  Description
 -------                 -----------
   15.1  --Awareness letter of Arthur Andersen LLP.
   23.1  --Consent of Arthur Andersen LLP.
   23.2  --Consent of Miller and Lents, Ltd.